UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Primus Guaranty, Ltd.

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Primus Guaranty, Ltd.
Clarendon House 2 Church Street
Hamilton HM 11, Bermuda
Tel: +1 (441) 296-0519

United States Mailing Address:
c/o Primus Asset Management, Inc.
360 Madison Avenue, 25th Floor
New York, NY 10017
Tel: +1 (212) 697-2227

April 15, 2011

Dear Shareholder,

You are cordially invited to attend the 2011 Annual General Meeting of Shareholders of Primus Guaranty, Ltd., which will be held on May 17, 2011 at 12:00 P.M., Eastern Time, at the Sheraton Gateway Hotel in Toronto International Airport, Terminal 3, Toronto, Ontario L5P IC4, Canada.

Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual General Meeting and Proxy Statement. Also enclosed are your proxy card and instructions for voting and our 2010 Annual Report on Form 10-K. Whether or not you are able to attend the meeting in person, it is important that your common shares be represented at the meeting. Accordingly, we ask that you please register your votes by mail (by completing, signing, dating and returning the enclosed proxy card) or over the Internet at your earliest convenience. If you attend the meeting, you may vote in person even if you previously have voted by proxy.

The enclosed Proxy Statement and proxy card are first being sent to shareholders on or near the date set forth above.

On behalf of the Board of Directors and management of Primus, I extend our appreciation for your continued support.

Yours sincerely,

Richard Claiden
Chief Executive Officer

NOTICE OF 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS
ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2011
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CORPORATE GOVERNANCE
PROPOSAL ONE -- ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EQUITY COMPENSATION PLAN INFORMATION AT DECEMBER 31, 2010
PROPOSAL TWO -- APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS

PRIMUS GUARANTY, LTD.

NOTICE OF 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual General Meeting of Shareholders of Primus Guaranty, Ltd. (the “Company”) will be held on May 17, 2011 at 12:00 P.M., Eastern Time, at the Sheraton Gateway Hotel in Toronto International Airport, Terminal 3, Toronto, Ontario L5P IC4, Canada, for the following purposes:

1.	To elect two Class III directors to hold office for three years and until their successors are elected and qualified;

2.	To appoint Ernst & Young LLP as the Company’s independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration; and

3.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

During the meeting, management also will present the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010. Copies of the financial statements are contained in the Company’s 2010 Annual Report on Form 10-K, which is being mailed to shareholders together with the Proxy Statement.

Only holders of record of the Company’s common shares, par value $0.08 per share (the “Common Shares”), on March 25, 2011 are entitled to notice of, and to vote at, the 2011 Annual General Meeting of Shareholders and any adjournment or postponement thereof. Whether or not you plan to attend the meeting, please register your vote as soon as possible to ensure that your Common Shares are represented at the meeting. You may vote your Common Shares over the Internet or by the proxy card enclosed with the Proxy Statement. Shareholders of record who attend the meeting may vote their Common Shares in person, even though they have sent in proxies by mail or over the Internet.

By Order of the Board of Directors,

Scott H. Davis
Secretary

April 15, 2011

PRIMUS GUARANTY, LTD.

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2011

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Primus Guaranty, Ltd., a company organized under the laws of Bermuda (the “Company”), for use at the Company’s 2011 Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held at the Sheraton Gateway Hotel in Toronto International Airport, Terminal 3, Toronto, Ontario L5P IC4, Canada, on May 17, 2011 at 12:00 P.M., Eastern Time, and at any adjournments or postponements thereof.

The Notice of Annual General Meeting, this Proxy Statement and the accompanying proxy card are first being sent or given to shareholders of the Company on or about April 15, 2011.

Purposes of Meeting

The purposes of the Annual General Meeting are to consider and act upon the following matters:

1.	To elect two Class III directors to hold office for three years and until their successors are elected and qualified;

2.	To appoint Ernst & Young LLP as the Company’s independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration; and

3.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date

Only holders of record of the Company’s common shares, par value $0.08 per share (“Common Shares”), at the close of business on March 25, 2011, the record date, are entitled to notice of, and to vote at, the Annual General Meeting or any adjournment or postponement thereof. The Company’s Common Shares are its only outstanding class of voting securities. Each Common Share entitles the holder of record thereof to one vote. As of the record date, there were 38,026,201 Common Shares outstanding.

How You Can Vote

Shareholders of record can vote in one of the following ways:

•	by completing, signing and returning the proxy card accompanying this Proxy Statement; or

•	over the Internet, if you are a registered holder of Common Shares or if you hold your Common Shares in street-name through a broker, custodian bank or other nominee, you may view the materials and follow the instructions at http://www.proxyvote.com; or

•	by attending the Annual General Meeting and voting in person.

Internet voting facilities will close at 11:59 P.M., Eastern Time, on May 16, 2011.

Shareholders who hold their Common Shares through a broker, custodian bank or other nominee (in “street name”) must vote their Common Shares in accordance with the procedures prescribed by their broker, custodian bank or other nominee. Shareholders who wish to vote using the proxy card accompanying this Proxy Statement should sign and return their signed proxies before the Annual General Meeting. The proxies will vote their Common Shares as they direct.

If a broker that is the holder of Common Shares indicates on a proxy that it does not have discretionary authority to vote those Common Shares on a Proposal, or if Common Shares are voted in other circumstances in which proxy authority is defective, those non-voted Common Shares (“broker non-votes”) will be counted as present for quorum purposes but as not voting on the Proposal.

Under the rules of the New York Stock Exchange (“NYSE”), if you hold your Common Shares through a bank or brokerage firm, your broker will not be entitled to vote your Common Shares on Proposal One without your express voting instructions. As a result, if you do not vote your Common Shares on Proposal One, your Common Shares will remain unvoted on that Proposal. Therefore, it is very important that you vote your Common Shares on all Proposals.

If you hold your Common Shares through a bank or brokerage firm and your broker delivers to you the Notice of Availability of Proxy Materials or, upon request, a copy of this Proxy Statement and other proxy materials, your broker will be entitled to vote your Common Shares on Proposal Two without your voting instructions.

Shareholders can specify whether their Common Shares should be voted for both, either or neither of the nominees for director (Proposal One on the proxy card). They can also specify whether they approve, disapprove or abstain from the other Proposal to be presented at the Annual General Meeting.

If you do not specify on your proxy card how you want to vote your Common Shares, the proxies will vote them “FOR” the election of all nominees for director as set forth under Proposal One, “FOR” Proposal Two and, with respect to any other matters which may properly come before the Annual General Meeting or any adjournment or postponement thereof, at the discretion of the proxy holders.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised in any of the following ways:

•	by notifying the Company’s Secretary in writing;

•	by submitting another proxy by mail or over the Internet that is received at a later date and that is properly signed or transmitted; or

•	by voting in person at the Annual General Meeting.

You may not revoke a proxy merely by attending the Annual General Meeting. To revoke a proxy, you must take one of the actions described above.

Quorum and Required Votes

The presence, in person or by proxy, of two or more persons at the start of the Annual General Meeting and representing, in person or by proxy, in excess of 50% of the total issued Common Shares is necessary to constitute a quorum.

The affirmative vote of a majority of the Common Shares represented and voting at the Annual General Meeting is required for the election of directors and the appointment of the Company’s independent auditors and authorization of the Audit Committee of the Board of Directors to set the auditors’ remuneration.

Abstentions are counted as “shares present” at the meeting for the purposes of determining whether a quorum exists. However, since abstentions are not votes cast in favor of or against any matter, they will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the Proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those Proposals (so-called “broker non-votes”) are also considered “shares present,” but also will not affect the outcome of any vote.

Solicitation

The Company has hired Broadridge Financial Solutions, Inc. and D.F. King & Co., Inc. for assistance in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $20,000 plus out-of-pocket expenses. This Proxy Statement, including the Notice of the Shareholder Meeting and the proxy card, will first be sent to shareholders on or about April 15, 2011. Proxies will be solicited on behalf of the Board of Directors by mail, in person and over the Internet. The Company will bear the cost of soliciting proxies. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold Common Shares.

Audited Financial Statements

Under Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, the Company will present at the Annual General Meeting its audited consolidated financial statements for fiscal year 2010. Copies of the financial statements are contained in the Company’s 2010 Annual Report on Form 10-K, which is being mailed to shareholders together with this Proxy Statement and related materials.

Other Matters to Be Acted Upon

The Company does not know of any matters to be presented or acted upon at the meeting other than the items described in this Proxy Statement. If any other matter is presented at the Annual General Meeting on which a vote may properly be taken, the Common Shares represented by proxies will be voted at the discretion of the proxy holders.

Returning Your Proxy Card

Shareholders should register their votes by mail or over the Internet as soon as possible. In order to assure that your proxy is received in time to be voted at the Annual General Meeting, the proxy card must be completed in accordance with the instructions on it. If your Common Shares are held in street name, you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the custodian bank, brokerage firm or other nominee that holds Common Shares on your behalf.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2011.

This Proxy Statement and the Company’s 2010 Annual Report on Form 10-K are available at
http://www.proxyvote.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth as of March 25, 2011, to the knowledge of the Company, the beneficial ownership of the Company’s Common Shares by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Shares of the Company, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table below, and (iv) all directors, nominees and executive officers of the Company as a group. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a person or group of persons is deemed to have beneficial ownership of any Common Shares that such person or persons have the right to acquire within 60 days after March 25, 2011. For purposes of computing the Percentage of Common Shares Outstanding as of March 25, 2011 held by each person or group of persons named in the table below, any Common Shares that such person or persons have the right to acquire within 60 days after March 25, 2011 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Number of	Percentage of
	Common Shares	Common Shares
	Beneficially	Outstanding as of
Name	Owned(1)	March 25, 2011

Greater than 5% Shareholders:
EBF & Associates, L.P. 601 Carlson Parkway, Suite 200 Minnetonka, MN 55305	11,266,000	29.6	%(2)
XL Group plc No. 1 Hatch Street Upper, 4th Fl Dublin L22, Ireland	3,635,482	9.6	%(3)
Second Curve Capital, LLC 237 Park Avenue, 9th Floor New York, NY 10017	6,446,485	17.0	%(4)
Transamerica Life Insurance Company c/o AEGON USA Investment Management LLC 4333 Edgewood Road N.E. Cedar Rapids, IA 52499	5,647,537	14.9	%(5)
Non-Executive Directors and Non-Executive Director Nominees:
Michael P. Esposito, Jr., Chairman**	159,969		*(6)
Frank P. Filipps**	70,372		*(7)
Paul S. Giordano**	59,718		*(8)
Thomas J. Hartlage**	10,701		*(9)
Robert R. Lusardi**	97,162		*(10)
James H. MacNaughton**	48,492		*(11)
Michael M. Sullivan**	0		*
Vincent Vertin**	11,266,000	29.6	%(12)
John A. Ward, III**	90,153		*(13)
Management Director and Executive Officers:
Richard Claiden** Chief Executive Officer & Director	557,074	1.5	%(14)
Christopher N. Gerosa** Chief Financial Officer & Treasurer	19,594		*(15)
Vincent B. Tritto** General Counsel	80,008		*(16)
All directors, nominees and executive officers as a group (12 persons)	1,193,243	3.1%

*	Less than 1% of Common Shares outstanding.

**	The business address of the reporting person is c/o Primus Asset Management, Inc., 360 Madison Avenue, 25th Floor, New York, NY 10017.

(1)	The number shown reflects the number of Common Shares beneficially owned as of March 25, 2011, to the knowledge of the Company, based on information furnished by the persons named, public filings and the Company’s records. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment authority with respect to the shares listed. There were 38,026,201 of the Company’s Common Shares outstanding as of March 25, 2011.

(2)	According to a Schedule 13D and a Form 3, each dated January 5, 2011, filed by Global Capital Management, Inc. (“GCM”), GCM is a co-general partner of Merced Partners Limited Partnership (the “First MP”) and the general partner of EBF & Associates, L.P. (“EBF”), EBF is the investment adviser to and a co-general partner of First MP and Michael J. Frey is the majority owner of EBF and the majority owner, Chairman and Chief Executive Officer of GCM. The First MP beneficially owns 3,678,071 Common Shares. GCM, EBF and Michael J. Frey may each be deemed to be beneficial owners of these Common Shares. Merced Partners III (Cayman), L.P. (“Second MP”) beneficially owns 7,587,929 Common Shares. EBF is the investment adviser to Second MP. EBF, Lydiard Partners III, LLC (“Lydiard”), the sole owner of Lydiard Partners III (Cayman) LLC, which is the general partner of Second MP and Michael J. Frey may also each be deemed to be beneficial owners of these Common Shares.

(3)	According to an Amendment No. 2 to Schedule 13G dated December 30, 2010 and filed on January 4, 2011 by XL Group plc, XL Group plc beneficially owns 3,635,482 Common Shares, held by XL Insurance (Bermuda) Ltd, a wholly owned subsidiary of XL Group plc.

(4)	According to an Amendment No. 1 to Schedule 13D dated July 21, 2010 and filed January 11, 2011 by Second Curve Partners, L.P. (“Second Curve Partners”), Second Curve Capital, LLC (“Second Curve Capital”) and Thomas K. Brown, Second Curve Capital is the investment manager of Second Curve Partners and other private investment vehicles, and Thomas K. Brown is the managing member of Second Curve Capital. Each of Second Curve Capital and Thomas K. Brown may be deemed to be beneficial owners of a total of 6,446,485 Common Shares, including 3,221,655 owned by Second Curve Partners.

(5)	According to a Schedule 13G dated February 14, 2006 filed by Transamerica Life Insurance Company, Transamerica Life Insurance Company beneficially owns 5,582,585 Common Shares. 64,952 Common Shares granted in connection with Mr. Hartlage’s service on the Board of Directors through June 30, 2010 also are included since Mr. Hartlage ceded to them beneficial ownership of such deferred Common Shares.

(6)	Includes 59,969 Common Shares with transfer restrictions that lapse after Mr. Esposito leaves the Board.

(7)	Includes 70,153 Common Shares with transfer restrictions that lapse after Mr. Filipps leaves the Board.

(8)	Includes 59,718 Common Shares with transfer restrictions that lapse after Mr. Giordano leaves the Board.

(9)	Excludes 5,582,585 Common Shares owned by Transamerica Life Insurance Company, as to which Mr. Hartlage disclaims beneficial ownership. Also excludes 64,952 Common Shares as to which Mr. Hartlage had ceded his ownership to Transamerica Life Insurance Company. Includes 5,201 Common Shares with transfer restrictions that lapse after Mr. Hartlage leaves the Board.

(10)	Includes 68,362 Common Shares with transfer restrictions that lapse after Mr. Lusardi leaves the Board.

(11)	Includes 45,992 Common Shares with transfer restrictions that lapse after Mr. MacNaughton leaves the Board.

(12)	Mr. Vertin is an investment partner in EBF and may be deemed to be a beneficial owner of the Common Shares owned by the First MP and the Second MP, of which EBF may be deemed to be a beneficial owner, as described in footnote 2 above.

(13)	Includes 70,153 Common Shares with transfer restrictions that lapse after Mr. Ward leaves the Board.

(14)	Includes 153,200 Common Shares which may be acquired upon the exercise of options. Also includes 376,665 deferred Common Shares deliverable six months after Mr. Claiden’s departure from the Company. Excludes 162,978 unvested restricted share units and 154,528 unvested performance shares. Unvested awards are noted without reduction for any withholding tax that may be paid in kind.

(15)	Includes 7,450 Common Shares which may be acquired upon the exercise of options. Excludes 15,578 unvested restricted share units and 90,000 unvested performance shares. Unvested awards are noted without reduction for any withholding tax that may be paid in kind.

(16)	Includes 79,008 Common Shares held jointly with rights of survivorship with his spouse and 1,000 Common Shares held in an IRA account. Excludes 115,467 unvested restricted share units and 118,773 unvested performance shares. Unvested awards are noted without reduction for any withholding tax that may be paid in kind.

CORPORATE GOVERNANCE

Corporate Governance Practices

The following highlights key corporate governance practices applicable to the Board of Directors of the Company (the “Board”):

Board Leadership Structure

In accordance with the Company’s Bye-laws, the Board elects the Company’s Chairman and the Chief Executive Officer. Each of these positions may be held by the same person or may be held by two persons. While the Company’s Corporate Governance Guidelines do not specify a policy on whether the role of the Chairman and Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-management directors or be an employee, it has been a long-standing policy of the Board for the positions to be separate and for the Chairman to be selected from the non-management directors, as the Board has determined that having an independent director serve as Chairman of the Board is in the best interest of shareholders. The Board believes such a structure ensures a greater role for the independent directors in the oversight of the Company and the active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board, as well as facilitating the independent directors’ fulfillment of the responsibilities under the Corporate Governance Guidelines of the Company.

The Board’s Role in Risk Oversight

The Board is charged with providing oversight of the Company’s risk management processes. Previously, the Audit Committee and the Finance, Investment and Risk Committee (the “Finance Committee”) shared responsibility for overseeing the risk management function, with the Finance Committee establishing various risk limits and assessments applicable to the Company’s operations and the Audit Committee receiving reports on, and monitoring compliance with, such risk limits and assessments. On January 26, 2011, the responsibilities of the Finance Committee were assumed by the Board. The Board now establishes various risk limits and assessments applicable to the Company’s operations and the Audit Committee continues to receive reports on, and monitor compliance with, such risk limits and assessments. In carrying out these responsibilities, the Audit Committee and the Board work closely with appropriate members of the Company’s management. The Board meets quarterly with members of management and receives reports which include assessments of risk exposures (including major financial risk exposures and risk exposures related to the portfolio of credit default swaps held by Primus Financial Products, LLC, a subsidiary of the Company (“Primus Financial”)), and the processes in place to monitor and mitigate such exposures and the risk competencies and risk tolerance of the Company. The Audit Committee reports on risk management to the full Board. In addition, each committee of the Board considers the risks within its areas of responsibility. For example, the Compensation Committee considers the risks that may be affected by the Company’s executive compensation programs.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines for the Company and the Board to ensure effective corporate governance. The Corporate Governance Guidelines are summarized below, and the full text of the Corporate Governance Guidelines, as well as the text of the charters of the Board committees, are available on the Company’s Web site at www.primusguaranty.com under the heading “Investor Relations — Corporate Governance.” The Company also will provide a printed copy of the Corporate Governance Guidelines and the charters of the Board committees upon request.

Board Organization

The Company’s Board of Directors currently consists of ten members. The Company’s Bye-laws provide for a staggered board of directors. The directors are divided into three classes. Each year one class of directors will stand for election for a term of three years. The current directors and their respective classes and terms are as follows:

•	Michael P. Esposito, Jr. and James H. MacNaughton have been designated Class I directors whose terms will expire at the 2013 Annual General Meeting. Richard Claiden currently serves as a Class I director but has been nominated for election at the Annual General Meeting as a Class III director for a term expiring at the 2014 Annual General Meeting in order to have each class of directors populated as evenly as possible;

•	Frank P. Filipps, Thomas J. Hartlage and Vincent Vertin have been designated Class II directors whose terms will expire at the 2012 Annual General Meeting of Shareholders; and

•	Paul S. Giordano, Robert R. Lusardi, Michael M. Sullivan and John A. Ward, III have been designated Class III directors whose terms will expire at the Annual General Meeting. Messrs. Giordano, Lusardi and Ward have advised the Board that they are not standing for re-election at the Annual General Meeting and will retire from the Board with effect from the Annual General Meeting. Mr. Sullivan has been nominated for election at the Annual General Meeting as a Class III director for a term expiring at the 2014 Annual General Meeting. As noted above, Mr. Claiden has been nominated for election, and re-designation as a Class III director, at the Annual General Meeting.

Upon the election of two directors and expiration of the terms of four directors at the Annual General Meeting, the size of the Company’s Board of Directors will be reduced from ten to seven.

The Board currently maintains three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Until January 26, 2011, the Board also had a Finance, Investment and Risk Management Committee, but the duties and responsibilities of that committee have been assumed by the full Board. (See “Committees of the Board of Directors” below.)

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. Among the responsibilities of the Board are to (1) ensure that the Company operates in a legal, ethical and socially responsible manner, (2) select, evaluate and offer substantive advice and counsel to the Company’s Chief Executive Officer, (3) review, approve and monitor fundamental financial and business strategies and major corporate actions, (4) oversee the Company’s capital structure and financial policies and practices, (5) assess major risks facing the Company and review options for their mitigation, and (6) provide counsel and oversight on the selection, evaluation, development and compensation of executive officers.

The Board has determined that all of the Company’s current and nominated directors, except Messrs. Claiden and Lusardi, are independent under the standards set forth in the Company’s Corporate Governance Guidelines and the NYSE’s listing standards since none of them have any material relationship with the Company which the Board believes would compromise their independence. Mr. Claiden is the Chief Executive Officer of the Company and of Primus Asset Management, Inc., a subsidiary of the Company (“Primus Asset Management”). During the period March 2, 2010 through and including September 30, 2010, Mr. Lusardi was a Senior Advisor to Primus Asset Management and, accordingly, during his tenure as a Senior Advisor he did not serve on any of the Board’s committees. As noted above, Mr. Lusardi is not standing for re-election as a director at the Annual General Meeting. Mr. Ward, currently a director who has advised the Company he is not standing for re-election at the Annual General Meeting, is expected to be engaged as a consultant to the Board and Primus Asset Management to provide credit advice with respect to the Company’s credit protection business for one year following his retirement from the Board. The Board has determined that the future consulting arrangement does not compromise Mr. Ward’s independence. The Corporate Governance Guidelines provide that credit default swaps and credit default swap portfolio engagements between a director’s employer and its affiliates, affiliations with a significant (25 percent or more) shareholder of the Company and joint service with employees on the board of a not-for-profit corporation, do not impair a director’s independence, except that affiliation with a significant shareholder does impair a director’s independence with respect to service on the Audit Committee. A copy of the definition of independent directors under the Company’s Corporate Governance Guidelines is available at the Company’s Web site located at www.primusguaranty.com under the heading “Investor Relations — Corporate Governance — Governance Guidelines.” Every director must seek the consent of the Nominating and Corporate Governance Committee and the Chairman of the Board to confirm the absence of any actual or potential conflict prior to accepting any invitation to serve on another corporate or, in the case of a management director, not-for-profit board of directors or with any government or advisory group.

The Corporate Governance Guidelines require that the non-management directors of the Board meet in executive session without any management directors and any other members of the Company’s management present to consider and discuss such issues that they deem important to address and such other matters they may deem appropriate. Generally, such executive session meetings follow the Board’s regularly scheduled quarterly meetings, but may be held at any time, with more or less frequency, as the Board considers necessary or appropriate. At least once per year such executive session meeting is held (i) to evaluate the Chief Executive Officer, and (ii) to review management succession planning. Mr. Esposito, the Chairman of the Board, presides at the executive sessions.

Under the Corporate Governance Guidelines, the Board must conduct an annual (1) self-evaluation of its performance and the performance of its individual members, and (2) evaluation of each Board committee’s performance and the performance of the individual members of such committees to determine whether the Board and its committees are functioning effectively. The Board’s evaluation is based, in part, on the Nominating and Corporate Governance Committee’s evaluation of the Board and the self- evaluations conducted by each of the committees. The Company’s directors have full access to management and corporate staff and are provided with continuing materials and presentations.

The Board of Directors held 14 meetings during 2010. Each incumbent director attended 75 percent or more of the total number of meetings of the Board and the committees on which he served held at which matters not involving an actual or potential conflict of interest involving such director was discussed and considered during his period of service since the last Annual General Meeting of Shareholders.

Director Attendance at Annual General Meeting of Shareholders

The Company’s policy is that the directors are expected to attend the Annual General Meeting of Shareholders unless extenuating circumstances prevent them from attending. All of the Company’s then serving directors attended last year’s Annual General Meeting of Shareholders.

Communications with Directors

Shareholders or other interested parties who wish to send communications on any topic to the Board or to the non-management directors as a group, or to the Chairman of the Board, Mr. Esposito, may do so by writing to Primus Guaranty, Ltd. at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Alternatively, they may write to Vincent B. Tritto, General Counsel, c/o Primus Asset Management, Inc., 360 Madison Avenue, 25th Floor, New York, NY 10017, or via e-mail at vtritto@primusguaranty.com.

Review, Approval or Ratification of Transactions with Related Persons

Any transaction with the Company in which a director, executive officer or beneficial holder of more than five percent of the outstanding Common Shares of the Company, or any immediate family member of the foregoing (each, a “related person”), has a direct or indirect material interest, and where the amount involved exceeds $120,000, must be disclosed by the Company in its public filings. Any such transaction would be subject to the Company’s written policy respecting the review, approval or ratification of related person transactions, which is contained in the Company’s Code of Business Conduct and Ethics. Under this policy any related party transaction that would be required to be publicly disclosed must be approved or ratified by the Board or the Nominating and Corporate Governance Committee, in writing, before the proposed related party transaction may be undertaken. In approving or ratifying a transaction under this policy, the Board or the Nominating and Corporate Governance Committee must determine that the transaction is fair and reasonable to the Company. For 2010, there were two transactions between the Company and a related person subject to this policy: (1) the Company procured a portion of its directors’ and officers’ insurance coverage from XL Specialty Insurance Company, an affiliate of XL Group plc (a holder of more than five percent of the Company’s outstanding Common Shares and therefore a related person) after obtaining approval of the Board; and (2) the Board approved Mr. Lusardi’s appointment as a Senior Advisor to Primus Asset Management for the period March 2, 2010 through September 30, 2010 and the use of office space at Primus Asset Management and related telephone and Internet connectivity by Mr. Lusardi through December 31, 2010.

Independent Compensation Consultant

In 2009, the Compensation Committee of the Board retained Mercer, a wholly owned subsidiary of Marsh & McLennan Companies, Inc., to assist the Compensation Committee with its responsibilities related to the Company’s executive compensation programs by providing ongoing advisory services to the Compensation Committee on executive compensation issues facing the Company as well as assisting in the review of management proposals with respect to compensation matters. Mercer reviews such proposals and other committee meeting materials, provides general advice on executive compensation trends and programs, conducts pre-meeting briefing discussions with the chairman of the Compensation Committee, and participates in Compensation Committee meetings as requested by the committee. If the Company wishes to engage Mercer for services other than those Mercer provides to the Compensation Committee, such services will be subject to approval by the Committee. Mercer has not provided any services to the Company, other than those relating to its role as compensation adviser to the Compensation Committee, during the Company’s 2009 and 2010 fiscal years.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, applicable to all employees and directors. The Code of Business Conduct and Ethics covers various topics, including conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Company’s Code of Business Conduct and Ethics is available at the Company’s Web site located at www.primusguaranty.com under the heading “Investor Relations — Corporate Governance.” The Company also will provide a printed copy upon request.

PROPOSAL ONE — ELECTION OF DIRECTORS

The nominees for election as directors and those directors whose terms will continue after this year’s Annual General Meeting of Shareholders are:

Nominees for Election	Age	Director Since	Present Term Expires

Richard Claiden	59	2010		(1)
Michael M. Sullivan	52	2010		(2)
Continuing Directors
Michael P. Esposito, Jr.	70	2002	2013
James H. MacNaughton	59	2008	2013
Frank P. Filipps	62	2002	2012
Thomas J. Hartlage	58	2002	2012
Vincent Vertin	41	2010	2012

(1)	Class I director: Appointed by the Board with effect from November 1, 2010 as a Class I director to fill the vacancy caused by the resignation of Thomas W. Jasper. Nominated by the Board for election at the Annual General Meeting and re-designation as Class III director for a three-year term expiring in 2014 so as to have each class of directors populated as evenly as possible.

(2)	Class III director: Appointed by the Board with effect from December 30, 2010. Present term expires at the Annual General Meeting. Nominated by Board for election at the Annual General Meeting for a three-year term expiring in 2014.

Biographical and other information regarding the current members of the Board whose terms expire at the Annual General Meeting and who are not standing for re-election is set forth in Item 10 of the Company’s 2010 Annual Report on Form 10-K.

Board of Directors — Experience and Qualifications

Consistent with the Company’s Corporate Governance Principles, the Nominating and Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of director nominees, as well as the composition of the Board as a whole. This assessment takes into account that the Board as a whole will have competency in the following areas: (i) industry knowledge, (ii) capital markets, (iii) corporate credit, (iv) asset management, (v) accounting and finance, (vi) business judgment, (vii) management, (viii) leadership, (ix) international markets, (x) business strategy, (xi) crisis management, (xii) corporate governance, and (xiii) risk management. The Board also seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. The Company believes that the four director nominees possess the requisite mix of skills, qualifications and experiences that will enable the Board and each committee of the Board to continue to provide sound judgment and leadership and to function effectively as a group. The biographical information for each director nominee includes a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director of the Company. It would not be possible to detail all experience, qualifications, attributes or skills possessed by each Director. Rather, an attempt has been made to set out those unique and important professional characteristics that each particular person brings to the Board.

Class III Nominees for Election for Three-Year Terms Expiring in 2014

Richard Claiden has been the Company’s Chief Executive Officer and a director since November 2010. Mr. Claiden served as Chief Financial Officer from October 2003 to October 2010 and Chief Operating Officer from January 2008 to October 2010. Mr. Claiden also serves as Chief Executive

Officer of Primus Asset Management, Inc., a subsidiary of the Company. Mr. Claiden was previously a Managing Director and Head of Operational Risk for JP Morgan Chase’s Investment Bank from 2001 to 2003. In that position, Mr. Claiden was responsible for the operational risk integration for the investment bank following the merger of JP Morgan and Chase Manhattan Bank. From 1994 to 1999, Mr. Claiden was at Canadian Imperial Bank of Commerce (“CIBC”), initially setting up and running operations for CIBC’s Financial Product Group and later as Global Head of Operations for CIBC’s wholesale and investment banking activities. Mr. Claiden was in internal audit at Manufacturers Hanover Trust (“MHT”), from 1978 to 1983. Mr. Claiden served as Controller for the Merchant Banking Group and subsequently as head of finance, operations and technology for MHT’s global derivatives group until 1994. Mr. Claiden qualified as a Chartered Accountant with Arthur Andersen & Co. in London from 1974 to 1978. Mr. Claiden received an M.A. in Accounting and Finance from Lancaster University and a B.Sc. in Economics from London University. He is a fellow of the Institute of Chartered Accountants (U.K.). Mr. Claiden’s extensive experience with derivatives and in risk management, and his long association with the Company, including over seven years as Chief Financial Officer, gives him unique insight into both the Company and the business environment in which the Company operates.

Michael M. Sullivan has been a director of the Company since December 2010. Mr. Sullivan is an attorney at EBF & Associates, a private investment firm based in Minneapolis, Minnesota. He serves on the board of directors of privately held Athilon Capital Corp. and Athilon Asset Acceptance Corp., the latter of which is a credit derivative product company in run-off. Prior to joining EBF, Mr. Sullivan was in private practice at the Minneapolis law firm of Rider Bennett from 1990 to 2002 and President/CEO of Intrascapes Data, a provider of SAP software development tools, from 2002 through 2006. Mr. Sullivan holds a J.D. from the University of Minnesota and a B.S. from Colorado College. As a designee of EBF & Associates on the Board, Mr. Sullivan provides the Board with a valuable mix of legal expertise and management skills with experience both within and without the credit derivative product company industry.

The Board recommends that shareholders vote FOR the election of the two Class III nominees as directors.

Directors Continuing in Office until 2012

Frank P. Filipps has been a director of the Company since March 2002. From April 2005 to July 2008, Mr. Filipps was Chairman and Chief Executive Officer of Clayton Holdings, Inc., an information services and analytics company that provides credit and risk management products, primarily mortgage related, to participants in fixed income markets. From 1995 to 2005, Mr. Filipps was Chairman, Chief Executive Officer and a Director of Radian Group Inc. (NYSE:RDN), and its principal subsidiary, Radian Guaranty Inc. (collectively, “Radian Group”). Radian Group provides private mortgage insurance coverage on residential mortgage loans and financial guaranty insurance on debt instruments. Mr. Filipps originally joined Radian Group in 1992 as Senior Vice President and Chief Financial Officer and became Executive Vice President and Chief Operating Officer in 1994. From 1975 to 1992, Mr. Filipps was at American International Group where he served in a number of executive, financial and investment management positions. Mr. Filipps has been a director of Impac Mortgage Holdings, Inc. (NYSE:IMH), a mortgage real estate investment trust, since November 1995 and Fortegra Financial Corporation (NYSE:FRF), an insurance services and marketing company. Mr Filipps’ extensive background in the credit protection business, in particular his experience as Chief Executive Officer at the Radian Group, a provider of financial guaranty insurance, as well as his background in credit risk management, are relevant to evaluating the risks and opportunities that the Company encounters in its business.

Thomas J. Hartlage has been a director of the Company since March 2002. Since 1990, Mr. Hartlage has been employed in a variety of capacities at subsidiaries of AEGON N.V. (NYSE:AEG), an insurance company. At AEGON N.V., his responsibilities have included strategic planning and product and market development. From 2001 to 2006, he was President of AEGON

Structured Products, Inc., a unit of AEGON Institutional Markets focused on building and developing structured transaction business in the capital markets sector. Mr. Hartlage is currently Executive Vice President of AEGON Institutional Markets and has responsibility for sales and marketing of all of the company’s products, including its Dublin, Ireland-based business. Mr. Hartlage has more than 30 years of experience in the financial services sector and is a CFA charterholder. Mr. Hartlage’s experience as President of Aegon Structured Products, and subsequent tenure as President of Aegon Stable Value Solutions, provide a background in credit asset management that is particularly relevant to the Company.

Directors Continuing in Office until 2013

Michael P. Esposito, Jr. has been the Chairman of the Company’s Board of Directors since March 2002. Since March 2006, Mr. Esposito has been Chairman of the Board of Directors of Syncora Holdings Ltd. (formerly known as Security Capital Assurance Ltd.) (NYSE:SCA). Until his retirement from XL Capital Ltd (NYSE:XL) in December 2007, Mr. Esposito served as non-executive Chairman of the Board of Directors of XL, a provider of insurance and reinsurance coverage and financial products and services, since 1995 and as a director since 1986. Since 1995, he has served as a director of Forest City Enterprises, Inc. (NYSE:FCY), a real estate development and management firm. Mr. Esposito served as Co-Chairman of the Board of Directors of Inter-Atlantic Capital Partners, Inc., an investment banking firm, from 1995 to 2000. Previously, Mr. Esposito served as Executive Vice President and Chief Corporate Compliance, Control and Administration Officer of The Chase Manhattan Corporation from 1991 to 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1991. Mr. Esposito’s nearly fifty years of experience in the banking and finance industry, in particular in the commercial banking and insurance industries, are especially relevant to evaluating the risks and opportunities that the Company encounters in its business.

James H. MacNaughton has been a director since July 2008. Mr. MacNaughton retired from Rothschild Inc. in March 2008 where he was a Senior Advisor. Mr. MacNaughton was a Managing Director and Global Partner of Rothschild from 2001 to 2007. From 1979 through 2000, he was at Salomon Brothers Inc. where he held a variety of positions including, for most of that time, Managing Director in Investment Banking. Mr. MacNaughton began his business career in 1973 at Republic National Bank of Dallas as Vice President and Commercial Lending Officer. He has served as a member of the Deutsche Asset Management (Deutsche Bank) International Insurance Advisory Council since 2006 and is a member of the Board of Directors of the Interboro Insurance Company and Max Capital Group Ltd. Mr. MacNaughton is a member of the International Insurance Society and the Board of Public Television Channel WLIW 21 serving New York City and Long Island, New York. Mr. MacNaughton’s experience in commercial lending and asset management are particularly relevant to an understanding of the Company’s business, and his experience in investment banking gives him additional insights into evaluating the financial impact of business decisions that the Company may contemplate.

Vincent Vertin has been a director of the Company since December 2010. Mr. Vertin is an investment partner at EBF & Associates, a private investment firm based in Minneapolis, Minnesota. A wide range of finance and investing activity has been the focus of Mr. Vertin’s professional career. He serves on the board of directors of privately held Athilon Capital Corp. and Athilon Asset Acceptance Corp., the latter of which is a credit derivative product company in run-off. Prior to joining EBF & Associates in 2004, Mr. Vertin was an analyst at Providence Capital and an investment banker at JP Morgan & Co. Before his career in finance, he served as an Infantry Officer in the U.S. Marine Corps. Mr. Vertin holds an M.S. from George Washington University, and a B.S. from the United States Naval Academy. As a designee of EBF & Associates on the Board, Mr. Vertin provides the Board with an extensive background addressing and analyzing credit and capital structure issues and broad experience as an investor in and director of another credit derivative product company.

Committees of the Board of Directors

The Board has the power to appoint committees to perform certain management and administration functions. The Board currently has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, and until January 2011 had a Finance, Investment and Risk Committee. The Company believes that the current members of the Audit, Compensation and Nominating and Corporate Governance Committees are “independent” directors under the standards applicable to members of those committees imposed by the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for audit committees and the NYSE’s listing standards for audit, compensation and nominating/corporate governance committees.

Audit Committee

The Audit Committee assists the Board in overseeing (1) the integrity of the Company’s financial statements, including internal control over financial reporting, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the Company’s independent audit function and independent auditors, as well as preparing an audit committee report as required by the SEC to be included in the Company’s annual proxy statement. The Audit Committee, on behalf of the Board, recommends to the shareholders the appointment and termination of an independent registered public accounting firm to be engaged to audit the Company’s financial statements; discusses with the independent auditors their independence; reviews and discusses the audited financial statements with the independent auditors and management; and recommends to the Board whether the audited financials should be included in future Annual Reports on Form 10-K to be filed with the SEC. The Audit Committee also monitors the Company’s compliance with risk management policies which have been established by the Board. The Audit Committee currently consists of four members, all of whom are financially literate within the meaning of the NYSE’s criteria. Messrs. Ward (Chairman), Giordano, Hartlage and MacNaughton are the current members of this committee. Messrs. Ward’s and Giordano’s terms as director expire at the Annual General Meeting. Mr. Ward is expected to be engaged as a consultant to the board and Primus Asset Management to provide credit advice with regard to the Company’s credit protection business for one year following his retirement from the Board. Mr. Ward will not receive any compensation for his services as a consultant until after his retirement from the Board. The Audit Committee operates under a written charter that is available on the Company’s Web site at www.primusguaranty.com under the heading “Investor Relations — Corporate Governance” (a printed copy of which will be provided upon request). The Board had designated Mr. Ward as the Audit Committee’s financial expert within the meaning of the SEC’s rules and regulations. The Audit Committee held six meetings in 2010.

Compensation Committee

The Compensation Committee reviews and either approves, on behalf of the Board, or recommends to the Board for approval (a) the annual salaries and other compensation of the Company’s executive officers and (b) individual grants of equity-based incentive awards, as well as reviews the compensation discussion and analysis and provides the Compensation Committee report for the Company’s annual proxy statement. The Compensation Committee also (1) reviews, considers and approves the compensation policies and philosophy for the Company’s executive officers, other employees, and directors, (2) establishes compensation plans and programs for senior executives and other employees, including incentive and equity-based plans and programs, any appropriate employment contracts, special retirement benefits and severance or change of control payments, (3) annually reviews these plans and programs, (4) administers the Company’s incentive and equity-based plans and programs, and (5) monitors certain tax issues relating to these matters. The Compensation Committee has not delegated and may not delegate any of its responsibilities, except that, as administrator of the Company’s Incentive Compensation Plan, the Committee may delegate certain functions to management of the Company. In connection with the Compensation Committee’s review of 2010 compensation, the Compensation Committee continued to receive the services of Mercer as a consultant. (See

“Independent Compensation Consultant” above.) Messrs. Giordano (Chairman), Esposito and Filipps are the current members of this committee. Mr. Giordano’s term as director expires at the Annual General Meeting. The Compensation Committee operates under a written charter that is available on the Company’s Web site at www.primusguaranty.com under the heading “Investor Relations — Corporate Governance” (a printed copy of which will be provided upon request). The Compensation Committee held 19 meetings in 2010.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or was during 2010 or any time prior thereto, an officer or employee of the Company, except that Mr. Lusardi served on the Compensation Committee from April 30, 2009 until his appointment as a Senior Advisor to Primus Asset Management in March 2010, when he relinquished his position on the committee. No member of the Compensation Committee had any relationship with the Company during 2010 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of the Company’s executive officers currently serves or ever has served as a member of the board of directors, the compensation committee, or any similar body, of any entity one of whose executive officers serves or served on the Company’s Board or the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for the oversight of, and assists the Board of Directors in, developing and recommending corporate governance practices and selecting the director nominees to stand for election at annual meetings of the Company’s shareholders. Messrs. Filipps (Chairman), Esposito and Ward are the current members of this committee. Mr. Ward’s term as a director expires at the Annual General Meeting. The Nominating and Corporate Governance Committee operates under a written charter that is available on the Company’s Web site at www.primusguaranty.com under the heading “Investor Relations — Corporate Governance” (a printed copy of which will be provided upon request). The Nominating and Corporate Governance Committee held five meetings in 2010.

Any shareholder or the Board may propose any person for election as a director pursuant to the Company’s Bye-laws. A shareholder who wishes to propose an individual for election as a director must provide written notice to the Company’s Secretary of the intention to propose the nominee and such nominee’s willingness to serve as a director. Notice must be given not less than 90 days before the anniversary of the last annual general meeting prior to the notice or not less than 10 days prior to the meeting at which directors are to be elected, whichever deadline occurs earlier. In addition, each notice must set forth as to each individual whom a shareholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of such individual, (ii) the principal occupation or employment of such individual, (iii) the number of Common Shares of the Company which are beneficially owned by such individual, and (iv) any other information relating to such individual that is required to be disclosed under the rules of the SEC applicable to solicitations of proxies with respect to nominees for election as directors. The shareholder proposing the nominee must provide (a) his or her name and address, as they appear on the register of shareholders of the Company, (b) the number of Common Shares which are beneficially owned by such shareholder, and (c) the period of time such Common Shares have been owned. Individuals proposed by shareholders in accordance with these procedures will receive the same consideration that individuals identified to the Nominating and Corporate Governance Committee through other means have.

In addition, pursuant to Company’s Corporate Governance Principles, the Committee considers as one factor among many the diversity of Board candidates, which may include diversity of skills and experience as well as geographic, gender, age, and ethnic diversity, so that the Board consists of members with a broad spectrum of experience and expertise. The Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying Board candidates.

The Nominating and Corporate Governance Committee has established the following standards and qualifications for members of the Board of Directors:

•	Each director shall at all times represent the interests of the shareholders of the Company.

•	Each director shall at all times exhibit high standards of integrity, commitment and independence of thought and judgment.

•	Each director shall dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending shareholder meetings and meetings of the Board and committees of which he or she is a member and reviewing in advance all meeting materials.

•	Non-management directors shall meet the applicable standards of independence from the Company and its management.

•	The Board shall encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests.

The Nominating and Corporate Governance Committee periodically reviews the appropriate size and composition of the Board and anticipates future vacancies and needs of the Board. In the event the Nominating and Corporate Governance Committee recommends an increase in the size of the Board or a vacancy occurs, the Nominating and Corporate Governance Committee will consider qualified nominees from several sources, which may include current Board members, a director research firm, and nominees recommended by shareholders and other persons. The Nominating and Corporate Governance Committee may from time to time retain a director search firm to help it identify qualified director nominees for consideration.

The Nominating and Corporate Governance Committee evaluates qualified director nominees at regular or special Nominating and Corporate Governance Committee meetings against the current director qualification standards described above and reviews qualified director nominees with the Board. The Nominating and Corporate Governance Committee interviews candidates who meet the director qualification standards, and the Nominating and Corporate Governance Committee selects nominees who best suit the Board’s current needs and recommends one or more of such individuals for appointment to the Board.

Compensation-Related Risks

Management and the Compensation Committee evaluate the risks involved with the Company’s compensation programs and do not believe any of the Company’s compensation programs create risks that are reasonably likely to pose a material adverse impact to the Company.

Compensation of Directors

For 2010, the Company compensated each of its non-management directors in the following manner:

•	an annual award of Common Shares having a value of $50,000;

•	an annual cash retainer of $40,000;

•	a cash fee of $1,000 for attending each meeting of the Board or of a Board committee;

•	an additional annual cash retainer of $12,000 for the Chairman of the Audit Committee; and

•	an additional annual cash retainer of $6,000 for the Chairman of each other committee.

The Common Shares referred to above will be fully vested when awarded, although such Common Shares are not transferable by the director until the director leaves the Board. The Company promptly reimburses all directors for reasonable expenses incurred to attend meetings of the Board of Directors or of Board committees.

The Company has been advised by Messrs. Sullivan and Vertin that they each have waived and will continue to waive all compensation, including meeting fees and the annual award of Common Shares, in connection with their positions as a director. Additionally, the Company has been advised by Mr. Hartlage that, consistent with his former employer’s corporate practice, Mr. Hartlage had ceded any compensation actually received by him as a director to Transamerica Life Insurance Company through June 30, 2010, the quarter ended immediately before Mr. Hartlage’s retirement from an affiliate of Transamerica Life Insurance Company on July 2, 2010. Mr. Lusardi received directors’ fees during his appointment as a Senior Advisor to Primus Asset Management in addition to the consultancy compensation he received in that capacity.

In addition, during 2010 the Board also convened a special committee overseeing the Company’s ultimate disposition of CypressTree Investment Management, LLC (“CypressTree”), a subsidiary of Primus Asset Management which provided collateral management services to collateralized loan obligation vehicles (“CLOs”). The members of this special committee were Messrs. Esposito, Filipps (Chairman), Giordano, MacNaughton and Ward, and their compensation for service on such committee was $1,000 per committee meeting attended, payable in cash.

Share Ownership Guidelines for Directors

In January 2010, the Board instituted share ownership guidelines for the non-management directors who receive compensation from the Company and executive officers. The share ownership guidelines are designed to further align the interests of non-management directors and executive officers with the interests of the Company’s shareholders and require long-term holding of the Company’s Common Shares by the directors and executive officers. The dollar value of Common Shares required to be owned by a non-management director is based on a multiple of five times the director’s annual cash retainer (or $200,000) and is required to be met within three years, with an exception for those directors who have waived their compensation or ceded their compensation to their employer. All of the non-management directors meet these share ownership guidelines with the exception of Mr. MacNaughton who has only served a little over two years on the Board and Mr. Hartlage who began receiving compensation from the Company which he previously ceded to his employer with effect from July 1, 2010; based on the current policy of granting directors Common Shares as part of their compensation, Messrs. MacNaughton and Hartlage will meet the guideline within the three-year timeframe.

The total 2010 compensation of the Company’s non-management directors is shown in the following table:

Director Compensation for the Fiscal Year Ended December 31, 2010

	Fees Earned or	Fair Value of	All Other
Name	Paid in Cash ($)	Stock Awards ($)(1)	Compensation	Total ($)

David E. Czerniecki(2)	—	—	—	—
Michael P. Esposito, Jr.	82,000	49,993	—	131,993
Frank P. Filipps	91,500	49,993	—	141,493
Paul S. Giordano	90,000	49,993	—	139,993
Thomas J. Hartlage(3)	67,000	49,993	—	116,993
Robert R. Lusardi	55,000	49,993	280,000 (4)	384,993
James H. MacNaughton	71,000	49,993	—	120,993
Michael M. Sullivan(5)	—	—	—	—
Vincent Vertin(5)	—	—	—	—
John A. Ward, III	119,750	49,993	—	169,743

(1)	The Common Shares were granted as of the first day of each calendar quarter covering services for the preceding quarter and determined by dividing one-quarter of the annual equity award by the closing price of the Common Shares as of the end of each quarter and ignoring any fractional shares. Unless stated otherwise, this resulted in the granting of 11,564 Common Shares to each director receiving share compensation during 2010. Included in the “Fair Value of Stock Awards” column is the aggregate grant date fair value of equity awards granted during the fiscal year.

(2)	Mr. Czerniecki resigned from the Board effective December 30, 2010. Consistent with the corporate practice of XL Group plc, the parent of Mr. Czerniecki’s employer, Mr. Czerniecki waived all compensation in connection with his position as a member of the Board.

(3)	Consistent with the corporate practice of an affiliate of Mr. Hartlage’s employer, Transamerica Life Insurance Company, Mr. Hartlage ceded any compensation actually received by him through June 30, 2010 to Transamerica Life Insurance Company. He has retained and will continue to retain all compensation actually received by him after July 1, 2010.

(4)	During the period from March 2, 2010 through and including September 30, 2010, Mr. Lusardi served as a Senior Advisor to Primus Asset Management and received $280,000 in advisory fees for such services.

(5)	Messrs. Sullivan and Vertin were appointed to the Board effective December 30, 2010. Each of Messrs. Sullivan and Vertin has waived and will continue to waive all compensation in connection with their position as a member of the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company’s Common Shares to file reports of ownership and changes in ownership of such Common Shares with the SEC and NYSE. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on the Company’s review of the copies of such forms it has received, as well as information provided and representations made by the reporting persons, the Company believes that all of its executive officers and directors and the beneficial owners of more than ten percent (10%) of its Common Shares have filed all reports required by Section 16(a) during the Company’s fiscal year ended December 31, 2010, provided that in two separate instances a Form 4 filing for sales of the Company’s Common Shares by the Company’s then-chief executive officer, Thomas W. Jasper, was filed one day late as a result of administrative error.

EXECUTIVE OFFICERS

In addition to Mr. Claiden, the Company’s Chief Executive Officer, whose biographical information is set forth above, the other executive officers of the Company are:

Christopher N. Gerosa has been the Company’s Chief Financial Officer since November 2010 and Corporate Treasurer since April 2007. Prior to these roles, Mr. Gerosa held the position of Corporate Controller and served as the Director of Investor Relations. Mr. Gerosa joined the firm in March of 2003 and was an integral part of taking the Company public in September 2004. Before joining Primus, he worked in the product controller areas of Deutsche Bank and Goldman Sachs. Mr. Gerosa began his professional career at Arthur Andersen. He served as a U.S. Army Infantry Officer after receiving his B.B.A. from the University of Notre Dame. Mr. Gerosa is 35 years old.

Vincent B. Tritto joined the Company in July 2008 as General Counsel. Prior to joining the Company, Mr. Tritto was a Managing Director and Senior Counsel of BlackRock, Inc., and served as Secretary of Anthracite Capital, Inc. and of the BlackRock Closed-End Funds. He also served as Secretary and Chief Compliance Officer of BlackRock Kelso Capital Corporation. Prior to joining

BlackRock in September 2002, Mr. Tritto served as Executive Director in the Law and Compliance Department of Morgan Stanley Investment Management, Inc. and as officer of various Morgan Stanley-sponsored collective investment vehicles. Before that, he was counsel to and associated with the New York law firm of Rogers & Wells, and was a foreign associate with Masuda & Ejiri in Tokyo, Japan, for two years. Mr. Tritto received his B.A. degrees, cum laude, from the University of Rochester and earned his J.D., cum laude, from the St. John’s University School of Law, where he was managing editor of the St. John’s Law Review. Mr. Tritto is a member of the New York Bar. He is 49 years old.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing below with management. Based on this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2010 Annual Report on Form 10-K.

Compensation Committee
Paul S. Giordano, Chairman
Michael P. Esposito, Jr.
Frank P. Filipps

Compensation Discussion and Analysis

Compensation paid to the Company’s named executive officers, identified under “Named Executive Officers for 2010” below, is shown in the Summary Compensation Table and supplemental tables that follow this discussion. The following discussion and analysis, which has been approved by the Compensation Committee, analyzes the objectives of the Company’s executive officer compensation program and other important factors underlying the Company’s compensation practices and policies for 2010.

Compensation Policies and Objectives

The Compensation Committee seeks to ensure that executive compensation helps the Company to retain and motivate the key personnel it needs to conduct its business. Compensation levels are intended to fairly compensate the Company’s named executive officers.

In establishing compensation for the Company’s named executive officers, the Compensation Committee has the following objectives:

•	Retaining individuals of superior ability and managerial talent;

•	Ensuring compensation aligns with the Company’s corporate strategies, business objectives and the long-term interests of the Company’s shareholders;

•	Focusing executive performance on increasing the Company’s Common Share price and maximizing shareholder value, as well as promoting retention of named executive officers, by providing a portion of total compensation opportunities in the form of direct ownership in the Company through share unit awards that are payable in Common Shares of the Company; and

•	Structuring compensation programs that do not encourage inappropriate risk.

Overview

During 2010, the Company changed its strategy with respect to its asset management business in order to concentrate on the amortization of Primus Financial’s credit swap portfolio, and, consistent with that strategy, on December 1, 2010, the Company completed the sale of CypressTree. Going forward, the Company’s focus will be directed toward managing Primus Financial’s credit swap portfolio business as it amortizes, optimizing its capital structure and managing its portfolio of investments. Under the amortization model, Primus Financial’s credit swap contracts will expire at maturity (unless terminated early) and it is not expected that additional credit swaps will be added to Primus Financial’s portfolio, unless associated with a risk mitigation transaction. Primus Financial has not written any additional credit swap protection since the second quarter of 2008. These changes in the Company’s business strategy had the effect of decreasing the number of employees required to service the business and changing management’s priorities with respect to the Company’s business.

Compensation for 2010 reflects the changes to the Company’s business strategy. Highlights for 2010 include:

•	Mr. Claiden and Mr. Gerosa, two of the Company’s named executive officers, had base salary increases of $50,000 and $20,000, respectively, in early 2010.

•	Consistent with past practice, in early 2010 the Compensation Committee awarded annual discretionary performance bonuses for the 2009 year in a combination of cash and restricted share units, and granted long-term incentive awards based on 2009 performance in the form of restricted share units and performance shares.

•	The Board implemented share ownership guidelines in January 2010 for the Company’s executive officers and directors. The executive officer share ownership guidelines are designed to further align the interests of executive officers with the interests of the Company’s shareholders and require long-term holding of the Company’s Common Shares by the executive officers.

•	Mr. Jasper resigned effective November 1, 2011. In connection with Mr. Jasper’s departure, Primus Asset Management entered into a separation agreement with Mr. Jasper in satisfaction of its obligations under Mr. Jasper’s employment agreement.

•	In January 2011, based upon the Compensation Committee’s recommendations, the Board awarded discretionary annual performance bonuses to Mr. Claiden ($375,000) and Mr. Gerosa ($150,000) for the 2010 year. The Compensation Committee did not establish formal performance goals or objectives for the 2010 annual performance bonuses because the changes in the Company’s strategic plan during the year made it difficult to establish a fixed set of goals for the year.

•	A priority for 2010 was to redesign the Company’s compensation and staffing structure to align with the Company’s strategic priorities of preserving the value of its credit protection business in amortization and risk mitigation. The Compensation Committee’s primary objective was to design a compensation program that would provide an appropriate mix of fixed and incentive compensation to retain a specialized team of professionals to ensure the successful execution of the amortization of the Primus Financial credit swap portfolio. The redesign of the compensation program was completed in January 2011, and is reflected in letters of understanding between Primus Asset Management and Mr. Claiden and Mr. Gerosa, respectively (the “2011 Letter Agreements”). See “2011 Changes to the Compensation Program” and “2011 Letter Agreements” below.

•	The new 2011 compensation structure consists of base salary, a one-time grant of performance-based share awards, and severance benefits. No annual bonuses will be paid for 2011 or future years under the 2011 compensation structure.

•	Under the 2011 compensation structure, the excise tax gross up applicable to certain named executive officers in the event of a change in control has been eliminated.

In 2009, the Compensation Committee engaged Mercer as their executive compensation advisor. The role and responsibilities of Mercer are described above in the Corporate Governance section of this proxy statement. For 2010, Mercer provided ongoing advice with respect to executive compensation matters and relevant regulatory developments and in particular, on the settlement of amounts owed to Mr. Jasper under his employment agreement and the revised compensation arrangements for remaining executives.

Named Executive Officers for 2010

The named executive officers for 2010 were Richard Claiden, Christopher N. Gerosa and Thomas W. Jasper.

Effective November 1, 2010, Mr. Jasper resigned from his position as Chief Executive Officer and as a member of the Board of Directors of the Company and as an officer and director of the Company’s subsidiaries. On November 1, 2010, Mr. Claiden, who at that time was serving as the Company’s Chief Financial Officer and Chief Operating Officer, was appointed to the position of Chief Executive Officer, and Mr. Gerosa, who at the time was serving as the Company’s Corporate Treasurer, was appointed to the position of Chief Financial Officer and Treasurer. Mr. Gerosa became a named executive officer on November 1, 2010 following his promotion to the position of Chief Financial Officer.

In connection with Mr. Jasper’s departure, Primus Asset Management entered into a separation agreement with Mr. Jasper in satisfaction of its obligations under the terms of Mr. Jasper’s employment agreement. The terms and conditions of the separation agreement are described under “Employment Agreement for Thomas W. Jasper” below.

Vincent B. Tritto was designated an executive officer by the Board of Directors on January 26, 2011 with effect from January 1, 2011.

Components of 2010 Executive Compensation

Under the compensation arrangements in effect in 2010, management compensation was composed of annual compensation, which includes base salary and a discretionary annual performance bonus, and long-term incentive awards, which were granted based on 2009 performance. The following provides a summary of each element of 2010 compensation, what it is designed to reward and why it is included as an element of the Company’s executive compensation.

Base Salary

Base salaries were designed to be competitive so that the Company would be able to retain and motivate employees as needed.

Consistent with past practice, base salaries were reviewed by management, who made a recommendation concerning any proposed base salary changes for executive officers, other than Mr. Jasper, to the Compensation Committee. Mr. Jasper’s base salary was established in accordance with the terms of his employment agreement, which provided that Mr. Jasper’s base salary was $600,000 per year. See “Employment Agreement for Thomas W. Jasper” below.

Effective January 1, 2010, Mr. Claiden’s base salary was increased by $50,000, to $400,000, to reflect his assumption of additional responsibilities and duties as the Company’s Chief Operating Officer. Effective February 1, 2010 and prior to his becoming a named executive officer, Mr. Gerosa’s base salary was increased by $20,000, to $210,000.

In January 2011, as part of the executive compensation program restructuring, the Compensation Committee approved base salary increases for Mr. Claiden and Mr. Gerosa, effective January 1, 2011. The base salary increases reflect the executives’ assumption of additional responsibilities and duties in connection with their respective promotions to Chief Executive Officer and Chief Financial Officer and the elimination of the annual bonus from their compensation structure for 2011 and subsequent years. Pursuant to their respective Letter Agreements, effective January 1, 2011, Mr. Claiden’s base salary was increased to $650,000 and Mr. Gerosa’s base salary was increased to $450,000. See “2011 Changes to the Compensation Program” and “2011 Letter Agreements” below.

Discretionary Annual Performance Bonus

The Company’s annual bonus program is discretionary. For 2010, discretionary annual performance bonuses (referred as “bonuses” in this Compensation Discussion and Analysis) were intended to reward executive officers for both Company and individual performance for the year and to provide an appropriate incentive to named executive officers to remain in the employ of the Company. During 2010, the Compensation Committee considered establishing target annual bonuses and objective performance goals for 2010, but decided not to do so because of the changes in the Company’s business strategy that occurred during 2010. The goals that were used for 2009 were not appropriate for the Company’s new priorities, and the changes that took place during 2010 made it difficult for the Compensation Committee to establish a fixed set of goals for the year.

In January 2011, the Compensation Committee reviewed management’s bonus proposals for certain employees. Based on its subjective assessment of Company and individual performance, the Compensation Committee recommended smaller bonuses for the Chief Executive Officer and the Chief Financial Officer than were recommended by management. The Compensation Committee recommended, and the Board of Directors approved, a bonus in the amount of $375,000 for Mr. Claiden and $150,000 for Mr. Gerosa. Mr. Jasper did not receive a bonus, because his employment with the Company ended on November 1, 2010.

The 2010 bonuses for Mr. Claiden and Mr. Gerosa were based on the following bonus targets, which were established in January 2011 by the Compensation Committee as a percentage of their individual base salaries. The 2010 target amounts were approximately equal to the amount of the bonuses awarded to the executives with respect to fiscal year 2009.

	2010 Bonus Target			2010 Bonus Paid
	as a Percentage of	2010 Target Bonus		as a Percentage
	Base Salary	Amount	2010 Bonus Paid	of Target

Mr. Claiden	188%	$750,000	$375,000	50%
Mr. Gerosa	107%	$225,000	$150,000	67%

The individual bonuses paid with respect to 2010 were significantly less than the target bonus amounts for 2010 and less than the bonus amounts recommended by management. In evaluating performance for the 2010 year for purposes of making a subjective determination of appropriate bonus amounts, the Compensation Committee considered the Company’s 2010 operating results and Economic Results, including ongoing risk mitigation and portfolio repositioning transactions, the Company’s execution of its strategic initiatives relating to the sale of CypressTree, and the efforts of senior management to achieve the Company’s goals. The Compensation Committee did not use particular performance goals to assess performance, but, instead, made a subjective evaluation in its discretion. The Compensation Committee determined that the Company’s overall operating results did not warrant the award of bonuses at target, and the net proceeds from the sale of CypressTree did not match the expectations that had been suggested by management earlier in 2010. Despite these factors, the Compensation Committee recognized the efforts made by senior management in completing the sale of CypressTree in difficult circumstances and refocusing the Company’s business.

In past years, the Company paid bonuses in a combination of cash and equity grants. The Compensation Committee decided to pay the 2010 bonuses solely in cash, because of the reduced bonus amounts and because of the restructured compensation arrangements under which performance-based share units under the 2011 Letter Agreements were granted in early 2011.

The Compensation Committee has eliminated bonuses from the compensation structure for 2011 and subsequent years under the 2011 Letter Agreements, as described under “2011 Changes to the Compensation Program” below.

Long-Term Incentive Awards

In 2010 and prior years, the Compensation Committee granted incentive awards annually based on performance for the prior year. In January 2010, consistent with past practice, the Compensation Committee granted long-term incentive awards with respect to 2009 performance in the form of restricted share units that vest based on continued service and performance shares that vest based on attainment of Common Share price goals, as reflected in the Grants of Plan Based Awards Table. The Compensation Committee believed that this combination of service-based and performance-based equity provided the recipients an incentive to remain with the Company and work to increase shareholder value.

In January 2011, the Compensation Committee determined that the Company’s overall results for 2010 did not warrant the award of long-term incentive awards with respect to 2010 performance. However, as part of the executive compensation restructuring effective for 2011, the Compensation Committee awarded one-time performance-based share awards to Mr. Claiden and Mr. Gerosa, which are described below under “2011 Changes to the Compensation Program.”

Equity Grant Practices

Equity grants are made annually in January or February of each calendar year to coincide with the Company’s payment of bonuses. The timing of awards is not coordinated with the release of material non-public information.

Severance Benefits

The Compensation Committee believes that severance benefits help retain qualified executives and are an important component of a competitive compensation program. During 2010, the Company maintained the Senior Management Severance Pay Plan (the “Severance Plan”), which was established to provide benefits to certain members of senior management and other employees if their employment was involuntarily terminated or terminated for “good reason,” and which provided an excise tax gross up in the event of a change of control. Mr. Claiden was eligible to participate in the Severance Plan in 2010. Mr. Jasper was not eligible to participate in the Severance Plan because his severance benefits were provided under his employment agreement. Mr. Gerosa was not eligible to participate in the Severance Plan because he was not designated to be covered under the Severance Plan. However, if Mr. Gerosa’s employment was involuntarily terminated without cause, he would have been eligible for severance benefits under the Company’s general severance policy for full-time employees (the “Employee Severance Policy”). As a condition to receiving severance benefits under either of the Severance Plan and the Employee Severance Policy, employees were required to execute a release of claims in favor of the Company and its subsidiaries. The Severance Plan and the Employee Severance Policy are described in more detail under “Potential Payments upon Termination or Change in Control” below.

The Board terminated the Severance Plan effective January 1, 2011 as part of the executive compensation restructuring, and eliminated the excise tax gross-up benefit that was provided under the Severance Plan. Starting in 2011, severance benefits for the key employees, including the named executive officers, will be provided pursuant to the terms of the 2011 Letter Agreements, instead of the Severance Plan. See “2011 Changes to the Compensation Program” and “2011 Letter Agreements” below.

Tax Matters

Section 162(m) of the U.S. Internal Revenue Code, as amended (the “Code”), imposes limitations on the deductibility of compensation paid to certain executive officers named in the Summary Compensation Table. Performance-based compensation that meets specified requirements is exempt from this deduction limit. To the extent consistent with corporate performance objectives, the Compensation Committee has structured, and intends to continue to structure, performance-based compensation to executive officers who may be subject to these limitations in a manner that maximizes the available deduction. However, the Compensation Committee has awarded non-deductible compensation in the past, and it may do so in the future when it deems it appropriate to further the objectives of executive compensation. The Compensation Committee believes that retaining the discretion to award compensation based on subjective goals and continued service furthers the interests of the Company notwithstanding the increased costs of awarding non-deductible compensation.

Share Ownership Guidelines

In January 2010, the Board implemented share ownership guidelines for the Company’s executive officers and directors. The executive officer share ownership guidelines are designed to further align the interests of executive officers with the interests of the Company’s shareholders and require long-term holding of the Company’s Common Shares by the executive officers. The guidelines specify a dollar value of Common Shares that the executive officers are required to accumulate within three years and maintain thereafter. The current guidelines require the Chief Executive Officer to own at least $250,000 of Common Shares and the Chief Financial Officer to own at least $100,000 of Common Shares, in each case within three years of being appointed to such position. Common Shares owned directly, Common Shares deferred under the Restricted Stock Unit Deferral Plan and unvested restricted share units count towards the ownership requirements. Mr. Claiden’s Common Share ownership exceeds the guidelines. Mr. Gerosa has three years from the date of his promotion to Chief Financial Officer to achieve the required ownership level.

2011 Changes to the Compensation Program

During 2010, the Compensation Committee and management worked together to design an appropriate compensation and staffing structure to align with the Company’s strategic priorities of the amortization of Primus Financial’s credit default swap portfolio and risk mitigation. The primary objective of the 2011 compensation program is to provide an appropriate mix of fixed and incentive compensation to retain a specialized team of professionals to manage the execution of the amortization of the Primus Financial credit swap portfolio.

In January 2011, the Compensation Committee adopted the following changes to the Company’s executive compensation structure, effective January 1, 2011:

•	Increased the base salaries of the Chief Executive Officer and the Chief Financial Officer;

•	Eliminated the annual performance bonus opportunity;

•	Awarded a one-time grant of performance shares, the vesting of which is based on the achievement of Common Share price goals and service conditions;

•	Terminated the Severance Plan and eliminated the excise tax gross-up benefit that was provided under the Severance Plan; and

•	Provided for severance protection pursuant to the terms of the 2011 Letter Agreements, instead of the Severance Plan.

The compensation structure is intended to retain executive talent who are critical to achieving the Company’s business goals for a fixed term consistent with the Company’s needs, without increasing overall compensation levels. The Compensation Committee did not adhere to strict formulas or survey data to determine the mix of compensation elements or amount of compensation, and it did not conduct a review of compensation at any specific company or group of companies to compare the new structure to the market. Instead, the Compensation Committee considered each executive’s responsibilities and experience, each executive’s 2010 total compensation opportunity and the 2010 compensation paid to former executives holding the same position, in determining total compensation under the 2011 Letter Agreements.

The Compensation Committee decided to restructure the compensation elements and the severance benefits. The redesigned structure increases base salaries and eliminates the bonus opportunity.

The increased base salaries for the named executive officers are lower than the combined base salaries and bonuses that had been awarded to former executives holding the same position in previous years. The Compensation Committee determined that it was appropriate to reduce compensation to reflect the reduction in the size and scope of the Company and its operations. In determining the manner in which to reduce compensation, the Compensation Committee considered the benefit of greater certainty that attaches to fixed compensation, and determined that it was appropriate to increase fixed compensation to provide greater pay certainty to the executives and to aid in retention.

The Compensation Committee determined that it was also necessary to provide an appropriate incentive to executives to increase shareholder value. In January 2011, as part of this restructuring, the Compensation Committee awarded a one-time long-term incentive award to Mr. Claiden in the form of 120,000 performance shares (having a grant date fair value of $410,379), and to Mr. Gerosa of 90,000 performance shares (having a grant date fair value of $307,784). The performance share awards will vest in two tranches if the closing price of the Company’s Common Shares equals or exceeds specified prices ($8.25/$9.00) for each of 30 trading days during any 45 consecutive trading day period, provided the executive also meets the service conditions.

Number of Common Shares Granted Subject to:

			Total Common Shares
	$8.25 Share Price Goal	$9.00 Share Price Goal	Granted

Mr. Claiden	40,000	80,000	120,000
Mr. Gerosa	30,000	60,000	90,000

The number of shares granted was based primarily on the Compensation Committee’s subjective assessment of the skills and experience of the executive, level of responsibilities and job complexity, unique challenges associated with managing the Company’s business and expected contributions by the executive in relation to the strategic goals of the Company, the risk of the executive being recruited by another company, and management’s recommendations for each executive. The Compensation Committee determined that awarding performance shares with share-price based performance goals and service conditions will advance the Company’s overall strategic objectives and align the executive officers’ interests with those of the shareholders.

Starting in 2011, severance benefits for the named executive officers will be provided pursuant to the terms of the 2011 Letter Agreements, instead of the Severance Plan and the Employee Severance Policy. The 2011 Letter Agreements do not include enhanced change of control severance benefits and do not include the excise tax gross-up that was provided under the Severance Plan. Severance benefits will be paid if the executive continues employment through the end of the term of the Letter Agreement or if, before the end of the term, the executive’s employment is terminated without cause or the executive terminates employment for good reason. See “2011 Letter Agreements” below. The severance benefits encourage the executive to remain with the Company through the end of the term of his Letter Agreement, and they provide a consistent level of benefits without regard to whether a change of control occurs.

Summary Compensation Table

The Summary Compensation Table below presents the annual compensation for services in all capacities to the Company and its subsidiaries for the periods shown for the Company’s current and former Chief Executive Officer and current and former Chief Financial Officer. These officers are referred to as the “named executive officers.” Mr. Tritto, the Company’s other current named executive officer, was not a named executive officer in 2010 and became such with effect from January 1, 2011. The “Share Awards” information in the Summary Compensation Table is based on the Common Share awards granted in January 2010 as part of the 2009 annual bonus and as long-term incentive awards for 2009 performance. In 2010 and prior years, the Compensation Committee made incentive awards annually based on performance for the prior year. All dollar amounts are in United States dollars.

Summary Compensation Table

				Share
		Salary	Bonus	Awards	All Other	Total
Name and Principal Position	Year	($)	($)	($)(1)	Compensation($)(2)	($)

Thomas W. Jasper	2010	502,308	—	2,020,734	1,255,461 (3)	3,778,503
Former Chief Executive Officer	2009	600,000	554,000	1,498,226	3,000	2,655,226
	2008	600,000	—	1,203,500	3,000	1,806,500
Richard Claiden	2010	400,000	375,000	538,298	3,000	1,316,298
Chief Executive Officer and	2009	350,000	523,000	397,500	3,000	1,273,500
Former Chief Financial and	2008	350,000	100,000	749,714	3,000	1,202,714
Operating Officer
Christopher N. Gerosa	2010	208,333 (4)	150,000	54,999	3,000	416,332
Chief Financial Officer and
Treasurer

(1)	Represents the aggregate grant date fair value of equity awards granted during the relevant fiscal year. The Company’s FASB ASC Topic 718 assumptions used in these calculations are set forth on pages 87 through 90 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 31, 2011, and available on its Web site at www.primusguaranty.com. The Share Awards for 2010 were granted on January 28, 2010 as long-term incentive awards and February 1, 2010 as annual bonuses for performance during the 2009 fiscal year.

(2)	Except with respect to the amount reported for Mr. Jasper, the amounts reported in the column reflect Company matching contributions to the named executives’ 401(k) savings accounts.

(3)	Mr. Jasper’s employment with the Company and its subsidiaries ended on November 1, 2010. This amount includes (i) $500,000 in lieu of a 2010 annual bonus; (ii) $750,000 in lieu of equity awards to be made under Mr. Jasper’s employment agreement; and (iii) reimbursement of his COBRA premiums for November and December 2010, paid pursuant to his separation agreement, described below under “Employment Agreement for Thomas W. Jasper.” This amount also includes Company matching contributions to Mr. Jasper’s 401(k) savings account. Pursuant to his separation agreement, Mr. Jasper will receive an additional $250,000 in installment payments and $6,563 of post-termination health benefits in 2011. Mr. Jasper did not receive any payments under the Company’s Senior Management Severance Pay Plan described below.

(4)	Mr. Gerosa became a named executive officer on November 1, 2010, as a result of his promotion to Chief Financial Officer. Mr. Gerosa did not receive an increase in base salary at that time. Mr. Gerosa had previously received an increase in base salary to $210,000 on February 1, 2010.

Grants of Plan-Based Awards with respect to Last Fiscal Year

The following table shows all grants of plan-based awards to the named executive officers with respect to the fiscal year ended December 31, 2010:

Grants of Plan-Based Awards in the Fiscal Year Ended December 31, 2010

			Performance			Grant Date
		Threshold	Share Awards:	Share Awards:		Fair Value
		Price of	Number of	Number of	Base	of Shares
		Performance	Shares of	Shares of	Price of	and Option
	Grant	Share Awards:	Stock or Units	Stock or Units	Awards	Awards
Name	Date	($/Sh)(1)	(#)	(#)	($/Sh)	($)(2)

Thomas W. Jasper	1/28/2010	4.50	80,563	N/A	2.94(3)	236,842
Thomas W. Jasper	1/28/2010	5.50	80,564	N/A	2.75(3)	221,806
Thomas W. Jasper	1/28/2010	6.50	80,564	N/A	2.58(3)	208,091
Thomas W. Jasper	1/28/2010	N/A	—	241,691	3.31(4)	799,997
Thomas W. Jasper	2/1/2010	N/A	—	167,371	3.31(4)	553,998
Richard Claiden	1/28/2010	4.50	17,263	N/A	2.94(3)	50,750
Richard Claiden	1/28/2010	5.50	17,264	N/A	2.75(3)	47,531
Richard Claiden	1/28/2010	6.50	17,264	N/A	2.58(3)	44,592
Richard Claiden	1/28/2010	N/A	—	51,791	3.31(4)	171,428
Richard Claiden	2/1/2010	N/A	—	67,673	3.31(4)	223,998
Christopher N. Gerosa	2/1/2010	N/A	—	16,616	3.31(4)	54,999

(1)	Represents the closing price of the Company’s Common Shares that must be reached and maintained for 20 trading days within a trailing 30 trading day period in order for vesting to occur.

(2)	Amounts shown in this column are calculated in accordance with FASB ASC Topic 718 and represent the grant date fair value of the award that could be earned.

(3)	Represents the fair value of the performance share award as measured on the date the Board approved the awards, January 28, 2010. The base price has been rounded to the nearest penny for presentation purposes.

(4)	Represents the closing price of the Company’s Common Shares on the date the Board approved the awards, January 28, 2010.

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised option and share awards that have not vested for each of the named executive officers as of December 31, 2010:

Outstanding Equity Awards at December 31, 2010

	Option Awards				Share Awards
								Performance	Performance
								Share	Share Awards:
								Awards:	Market or
							Market	Number of	Payout Value
	Number of	Number of			Number of		Value of	Unearned	of Unearned
	Securities	Securities			Shares or		Shares or	Shares, Units	Shares, Units
	Underlying	Underlying			Units of		Units of	or Other	or Other
	Unexercised	Unexercised	Option	Option	Stock That		Stock That	Rights That	Rights That
	Options (#)	Options (#)	Exercise	Expiration	Have Not		Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)(1)		Vested ($)(2)	Vested (#)(3)	Vested ($)(2)

Thomas W. Jasper	50,000	—	6.93	11/1/2011	—		—	161,128 (4)	818,530
	61,250	—	9.76	11/1/2011	—		—	—	—
	78,750	—	13.50	10/5/2011	—		—	—	—
	65,000	—	12.74	11/1/2011	—		—	—	—
	200,000	—	11.75	11/1/2011	—		—	—	—
Richard Claiden	18,750	—	9.76	2/15/2014	60,218	(5)	305,907	34,528 (4)	175,402
	18,750	—	13.50	10/5/2011	166,667	(6)	846,668	—	—
	15,700	—	12.74	2/2/2013	119,464	(7)	606,877	—	—
	75,000	25,000 (8)	11.75	2/1/2014	—			—	—
Christopher N. Gerosa	1,250	—	13.50	10/5/2011	6,986	(5)	35,489	—	—
	6,200	—	12.74	2/2/2013	9,000	(9)	45,720	—	—
					16,616	(7)	84,409	—	—

(1)	Restricted share unit awards vest over a three-year period, with one-third of the award vesting on the anniversary of the grant date.

(2)	The NYSE closing price of the Company’s Common Shares on December 31, 2010 was $5.08 per share.

(3)	One-half of these performance share awards will vest when the NYSE closing price of the Company’s Common Shares reaches $5.50 for 20 trading days within a trailing 30-trading-day period, with the remainder vesting when the NYSE closing price of the Company’s Common Shares reaches $6.50 for 20 trading days within a trailing 30-trading-day period.

(4)	These performance shares were granted on January 28, 2010 at an average grant date fair value price of $2.67 per share.

(5)	These restricted share units were granted on February 7, 2008 with a grant date fair value price of $4.15 per share.

(6)	These restricted share units were granted on January 29, 2009 with a grant date fair value price of $1.59 per share.

(7)	These restricted share units were granted on January 28, 2010 with a grant date fair value price of $3.31 per share.

(8)	These options were granted on February 1, 2007 as part of a total award of 100,000 options, and one-quarter of such options vested each year over a four-year period. All 25,000 of these unvested options at December 31, 2010 vested on February 1, 2011.

(9)	These restricted share units were granted on April 30, 2009 with a grant date fair value price of $2.05 per share.

Option Exercises and Vesting of Restricted Share Units with respect to Last Fiscal Year

Shown below is information with respect to vesting of restricted share units and performance shares for each of the named executive officers with respect to the fiscal year ended December 31, 2010. The named executive officers did not exercise any options during 2010.

Shares Vested in the Fiscal Year Ended December 31, 2010

	Share Awards
	Number of
	Shares	Value
	Acquired on	Realized on
	Vesting	Vesting
Name	(#)	($)(1)

Thomas W. Jasper(5)	1,397,548(2)	6,116,478
Richard Claiden	166,893(3)	582,040
Christopher N. Gerosa	15,173(4)	50,943

(1)	Value realized is not incorporated in the “Summary Compensation Table” above.

(2)	Includes deferred Common Shares deliverable six months after the respective executive’s departure from the Company. Acquired restricted Common Shares include 14,590 Common Shares granted on February 1, 2007 with a grant date fair value of $11.75 per share, 193,333 Common Shares granted on February 7, 2008 with a grant date fair value of $4.15 per share, 475,000 Common Shares granted on January 29, 2009 at a grant date fair value of $1.59 per share, 225,000 performance shares granted on January 29, 2009 with a grant date fair value of $1.56 per share, 241,691 Common Shares granted on January 28, 2010 with a grant date fair value of $3.31 per share, 167,371 Common Shares granted on February 1, 2010 with a grant date fair value of $3.31 per share and 80,563 performance shares granted on January 28, 2010 with a grant date fair value of $2.94 per share.

(3)	Includes deferred Common Shares deliverable six months after the respective executive’s departure from the Company. Acquired restricted Common Shares include 6,079 Common Shares granted on February 1, 2007 with a grant date fair value of $11.75 per share, 60,218 Common Shares granted on February 7, 2008 with a grant date fair value of $4.15 per share, 83,333 Common Shares granted on January 29, 2009 at a grant date fair value of $1.59 per share and 17,263 performance shares granted on January 28, 2010 with a grant date fair value of $2.94 per share.

(4)	Acquired restricted Common Shares include 3,687 Common Shares granted on February 1, 2007 with a grant date fair value of $11.75 per share, 6,986 Common Shares granted on February 7, 2008 with a grant date fair value of $4.15 per share and 4,500 Common Shares granted on April 30, 2009 with a grant date fair value of $2.05 per share.

(5)	Mr. Jasper’s employment with the Company and its subsidiaries ended on November 1, 2010.

Non-Qualified Deferred Compensation

Restricted Stock Unit Deferral Plan

The Company established the Primus Guaranty, Ltd. Restricted Stock Unit Deferral Plan (the “RSU Plan”), effective December 31, 2007, which permits certain officers to defer distributions of vested restricted share units granted under the 2004 Incentive Plan until six months following their separation from service with the Company and its affiliates. All deferral elections under the RSU Plan are required to be made in accordance with Section 409A of the Code.

Non-Qualified Deferred Compensation Table for the Fiscal Year Ended
December 31, 2010

		Aggregate Earnings	Aggregate Balance
	Aggregate Balance	(Losses) in Last	at December 31,
	at Vesting Date ($)	Fiscal Year ($)	2010($)

Thomas W. Jasper(1)(3)	899,926	782,061	2,151,461	(4)
Richard Claiden(2)(3)	500,731	428,861	1,184,219	(5)
Christopher N. Gerosa	—	—	—

(1)	Mr. Jasper’s Aggregate Balance at Vesting Date is based on acquired restricted Common Shares consisting of 158,333 Common Shares vested on January 30, 2010 at a price of $3.27 per share, 14,590 Common Shares vested on February 1, 2010 at a price of $3.27 per share and 96,667 Common Shares vested on February 7, 2010 at a price of $3.46 per share.

(2)	Mr. Claiden’s Aggregate Balance at Vesting Date is based on acquired restricted Common Shares consisting of 83,333 Common Shares vested on January 30, 2010 at a price of $3.27 per share, 6,079 Common Shares vested on February 1, 2010 at a price of $3.27 per share and 60,218 Common Shares vested on February 7, 2010 at a price of $3.46 per share.

(3)	Aggregate Earnings (Losses) in Last Fiscal Year is not incorporated in the “Summary Compensation Table” above. For Common Shares vested during 2010 the Aggregate Earnings (Losses) in Last Fiscal Year is based upon the Aggregate Balance at December 31, 2010 less the Aggregate Balance at Vesting Date. For Common Shares vested prior to 2010 the Aggregate Earnings (Losses) in Last Fiscal Year is based upon the Aggregate Balance at December 31, 2010 less the Aggregate Balance at December 31, 2009.

(4)	Based on the number of deferred Common Shares valued at the December 31, 2010 NYSE closing price of $5.08 per share. Amounts previously reported in the “Summary Compensation Table” in previous years include $135,719 for Common Shares granted on February 15, 2005, $249,997 for Common Shares granted on February 15, 2006, $514,298 for Common Shares granted on February 1, 2007, $802,336 for Common Shares granted on February 7, 2008 and $251,749 for Common Shares granted on January 30, 2009.

(5)	Based on the number of deferred Common Shares valued at the December 31, 2010 NYSE closing price of $5.08 per share. Amounts previously reported in the “Summary Compensation Table” in previous years include $55,003 for Common Shares granted on February 15, 2005, $97,856 for Common Shares granted on February 15, 2006, $214,285 for Common Shares granted on February 1, 2007, $499,809 for Common Shares granted on February 7, 2008 and $132,500 for Common Shares granted on January 30, 2009.

Potential Payments upon Termination or Change in Control

Senior Management Severance Pay Plan

The Company maintained the Severance Plan for designated key employees, including all of the Company’s senior executives other than Mr. Jasper and Mr. Gerosa. Employees were required to sign a non-competition agreement and a release of claims against the Company as a condition to receiving any payment under the Severance Plan. The Board terminated the Severance Plan effective January 1, 2011.

Under the Severance Plan, if a participant’s employment was terminated by the Company without cause, and such termination was not within the three month period preceding, or the 24 month period following, a change in control, the participant would have received for each full year of completed service: (i) severance pay equal to the sum of one month of base salary and one-twelfth of the annual performance bonus (calculated based on the average amount of cash and equity (valued as of the grant date) paid as annual performance bonus in each of the previous three years, pro-rated as necessary) (such bonus amount, the “Severance Bonus”), and (ii) reimbursement of Consolidated Omnibus

Budget Reconciliation Act (“COBRA”) healthcare premiums (less any premium amounts paid by active employees), provided that the participant would have received payments for a minimum of two months and a maximum of 12 months. The participant would have also received a pro-rata annual cash performance bonus for the year of termination, calculated based on actual performance, and the unpaid portion of the annual cash bonus for the year preceding termination. Additionally, (1) all time-vested equity awards would have vested automatically in the event of death, disability or retirement, (2) all make-whole signing bonuses would have vested automatically as of the date of termination in the event of a termination without cause, and (3) all unvested equity awards would have vested automatically as of the date of termination in the event of a termination without cause by reason of the participant’s position having been eliminated.

If a participant’s employment was terminated by the Company without cause (other than on account of disability) or by the participant for good reason, in either case during the three month period preceding, or the 24 month period following, a change in control, the participant would have received for a period of 18 months: (i) severance pay equal to the sum of (x) one month of base salary and (y) the greater of the Severance Bonus or the product of the participant’s monthly rate of base salary multiplied by a specified factor, and (ii) reimbursement of COBRA premiums (less any premium amounts paid by active employees). The participant would have also received a payment equal to 12 times the greater of (i) the Severance Bonus or (ii) the product of the participant’s monthly rate of base salary multiplied by a specified factor, in either case pro-rated for the period of employment, and if the participant’s employment terminated prior to the date on which annual bonuses, if any, for the year preceding termination are paid, the participant would have received an amount equal to 12 times the greater of the Severance Bonus or the product of the participant’s monthly rate of base salary multiplied by a specified factor. In addition, upon such termination, all of the participant’s time-vested equity awards would have vested, and all performance-vested equity awards would have vested based on the greater of (i) target performance or (ii) expected performance, and in either case would have been pro-rated for the portion of the performance period during which the participant was employed.

If any payments under the Severance Plan or otherwise were subject to the “golden parachute” excise tax, the Company would pay participants an amount sufficient to negate the impact of this tax, unless the tax could be eliminated by a 10 percent or less reduction of the amounts payable. Any severance payable pursuant to the Severance Plan would have been offset by severance payable under any applicable employment agreement.

Mr. Jasper was not eligible to receive severance benefits under the Severance Plan because his severance benefits were provided under his employment agreement. In connection with Mr. Jasper’s resignation effective November 1, 2010, Primus Asset Management and Mr. Jasper entered into a separation agreement in satisfaction of the obligations under Mr. Jasper’s employment agreement, as described below.

Employee Severance Policy

The Company maintained a severance policy for full-time employees who worked for the Company for a minimum of one year other than those employees who were eligible to participate in the Severance Plan. Under the policy, if an eligible employee’s employment was terminated by the Company without cause, the employee would have received severance pay equal to (i) two weeks of base salary, plus (ii) two weeks of base salary for each full year of completed service. Employees were required to sign a release of claims against the Company as a condition to receiving any payment under the policy. The policy was in effect in 2010 and prior years.

Estimated Potential Payments upon Termination or Change in Control

The following table summarizes the amounts that would have been payable to Mr. Claiden or his estate under the Severance Plan and equity award agreements with respect to then-outstanding equity awards if his employment had terminated on December 31, 2010:

				Involuntary
			Involuntary	Termination
			Termination	Without Cause or
	Retirement		Without Cause	For Good Reason
	or		Unrelated to a	Related to a
	Voluntary	Disability	Change in	Change in Control
Name	Termination ($)	or Death ($)	Control ($)	($)

Richard Claiden
Cash Severance	0	0	845,944	2,300,000
COBRA Reimbursements	0	0	14,540	37,390
Acceleration Value of Stock Options	0	0	0	0
Acceleration Value of Restricted Share Units	0	1,759,453	1,759,453	1,759,453
Acceleration Value of Performance Shares	0	53,982	43,613	175,402
Excise Tax Gross-Up Payment	N/A	N/A	N/A	0
Total Value	0	1,813,435	2,663,550	4,272,245

The following table summarizes the amounts that would have been payable to Mr. Gerosa or his estate under the Employee Severance Policy and equity award agreements with respect to then-outstanding equity awards if his employment had terminated on December 31, 2010:

	Retirement
	or		Involuntary
	Voluntary	Disability	Termination
	Termination	or Death	Without Cause
Name	($)	($)	($)

Christopher N. Gerosa
Cash Severance	0	0	64,615
Acceleration Value of Stock Options	0	0	0
Acceleration Value of Restricted Share Units	0	165,618	165,618
Total Value	0	165,618	230,234

Starting in 2011, severance benefits for the named executive officers will be provided pursuant to the terms of the 2011 Letter Agreements. The 2011 Letter Agreements do not include enhanced change of control severance benefits and do not include an excise tax gross-up. The following table summarizes the amounts that would have been payable to Mr. Claiden and Mr. Gerosa or his estate under the 2011 Letter Agreements assuming his employment was terminated on January 1, 2011, the effective date of the 2011 Letter Agreements.

				Involuntary
			Involuntary	Termination
			Termination	Without Cause
			Without Cause or	or For Good
	Retirement		For Good Reason	Reason
	or Voluntary	Disability	Unrelated to a	Related to a
	Termination	or Death	Change in Control	Change in
Name	($)	($)	($)	Control ($)

Richard Claiden
Cash Severance	0	754,167	754,167	754,167
COBRA Reimbursements	0	14,540	14,540	14,540
Acceleration Value of Stock Options	0	0	0	0
Acceleration Value of Restricted Share Units	0	1,759,453	1,759,453	1,759,453
Acceleration Value of Performance Shares	0	376,193	365,823	175,402
Total Value	0	2,904,353	2,893,983	2,703,562
Christopher N. Gerosa
Cash Severance	0	412,500	412,500	412,500
COBRA Reimbursements	0	14,540	14,540	14,540
Acceleration Value of Stock Options	0	0	0	0
Acceleration Value of Restricted Share Units	0	165,618	165,618	165,618
Acceleration Value of Performance Shares	0	322,210	322,210	0
Total Value	0	914,868	914,868	592,658

Employment Agreement for Thomas W. Jasper

Mr. Jasper’s employment agreement was a three-year agreement covering the period from May 1, 2008 through May 1, 2011, with automatic one-year renewals thereafter unless a notice of termination was provided. The employment agreement provided for (1) an annual base salary of $600,000, (2) an opportunity to earn an annual bonus equal to 200% of base salary (to be paid in a combination of cash and the Company’s Common Shares as determined by the Compensation Committee) based on achievement of targeted performance objectives established by the Compensation Committee, and (3) a long-term incentive award with a value of $1.6 million per year for each year of the initial term, for a total long-term incentive award value of $4.8 million during the initial term, with 50 percent payable in performance shares that vest based on the achievement of performance goals or options, and 50 percent payable in the form of restricted share units or options. Any portion of the long-term incentive award granted in the form of restricted share units or options vest at a rate of one-third per year on each of the first three anniversaries of the date of grant, provided that Mr. Jasper was employed on the applicable vesting date. The employment agreement also provided Mr. Jasper with customary employment benefits during the term of his employment and severance benefits upon termination in certain circumstances.

Effective November 1, 2010 (the “Separation Date”), Mr. Jasper resigned from his position as Chief Executive Officer and as a member of the Board of Directors of the Company and as an officer and director of the subsidiaries of the Company, including Primus Asset Management. In connection with Mr. Jasper’s resignation, Primus Asset Management and Mr. Jasper entered into a separation agreement under which Primus Asset Management agreed to pay Mr. Jasper (i) $500,000 in lieu of a 2010 annual bonus; (ii) $750,000 in lieu of equity awards to be made under his employment agreement; and (iii) reimbursement of his COBRA premiums until May 1, 2011. Mr. Jasper will also receive $250,000 in installment payments in 2011. The Company paid Mr. Jasper $1,252,461 in 2010 in respect of the foregoing, and will pay the remaining $256,563 to him in 2011. In addition, the agreement provided for immediate vesting of Mr. Jasper’s outstanding restricted share units and unvested options; his outstanding options to purchase Company stock will remain exercisable until the first to occur of (1) one year after the Separation Date, or (2) the expiration date of the options; and his performance shares will remain outstanding according to their terms, with 80,564 of the performance shares vesting if the trading prices of the common shares reach each of the $5.50 and $6.50 price thresholds on or before January 28, 2013 (subject to acceleration in certain change in control circumstances). Mr. Jasper will also receive Common Shares in accordance with the terms of his existing deferred share units. The Separation Agreement includes certain confidentiality, non-disparagement, non-solicitation and non-interference obligations on the part of Mr. Jasper. Mr. Jasper also granted a general release to the Company and its subsidiaries.

2011 Letter Agreements

On February 2, 2011, Primus Asset Management entered into letters of understanding (the “Letter Agreements”) with Mr. Claiden and Mr. Gerosa which set forth the terms and conditions of each executive’s continuing employment with Primus Asset Management, effective January 1, 2011.

Mr. Claiden’s and Mr. Gerosa’s Letter Agreements will continue in effect until December 31, 2013, or the earlier termination of the executive’s employment. The terms may be extended to December 31, 2014, if Primus Asset Management provides 90 days’ advance written notice of extension prior to the December 31, 2013 termination date.

Pursuant to the Letter Agreements, Mr. Claiden will receive an annual base salary of $650,000 and Mr. Gerosa will receive an annual base salary of $450,000. If the executive’s term of employment is extended through December 31, 2014, his annual base salary will increase by $25,000 commencing January 1, 2014. The Letter Agreements do not provide for annual bonuses for 2011 or subsequent years.

Mr. Claiden and Mr. Gerosa will be entitled to participate in all employee benefit plans in effect from time to time for Primus Asset Management’s employees. The Letter Agreements also provide for a one-time grant of performance shares. See “2011 Changes to the Compensation Program.”

Mr. Claiden and Mr. Gerosa will each receive severance benefits if he continues in employment through the end of the term of the Letter Agreement and his employment terminates without cause at the end of the term, subject to his executing a release of claims. The executive will also receive severance benefits if, before the end of the term, his employment is terminated without cause, if he terminates employment for good reason or if his employment is terminated upon his death or disability, subject to his executing a release of claims. If such a termination occurs, (i) the executive will receive a lump sum cash severance payment equal to one month of his base salary for each full year of continuous service with Primus Asset Management (the “Severance Period”), (ii) Primus Asset Management will reimburse the executive for COBRA premiums for the number of months in the Severance Period, but reduced by the premium the executive would have been required to pay had he remained actively employed by Primus Asset Management, and (iii) any outstanding options and restricted share units held by the executive that vest based solely on continued service will become fully vested. All other then-outstanding equity awards will be governed by the applicable grant agreements. These severance benefits supersede and replace all other severance plans or policies of Primus Asset Management and the Company, including the Severance Plan, which the Board terminated effective January 1, 2011. Under the Letter Agreements, the executives agreed to confidentiality and non-solicitation covenants.

EQUITY COMPENSATION PLAN INFORMATION AT DECEMBER 31, 2010

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to be Issued	Weighted-Average Exercise	Equity Compensation Plans
	Upon Exercise of Outstanding	Price of Outstanding Options,	(Excluding Securities
	Options, Warrants and Rights	Warrants and Rights	Reflected in Column(a))
Plan Category	(a)	(b)	(c)

Share Awards(1)(2)	1,025,514
Options	852,689	$11.45
Total	1,878,203		4,824,672

(1)	Includes share units and performance shares, assuming target performance.

(2)	Includes 80,948 Common Shares issued to directors in March 2011, as compensation for their board service for 2010.

PROPOSAL TWO — APPOINTMENT OF INDEPENDENT AUDITORS

Under Bermuda law, the Company’s shareholders have the authority to appoint the independent auditors of the Company and to authorize the Audit Committee to fix the auditors’ remuneration. At the Annual General Meeting, the shareholders will be asked to appoint Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011, and to authorize the Audit Committee to fix their remuneration. Ernst & Young LLP has been the Company’s independent auditors since 2002 and, by virtue of their familiarity with the Company’s affairs and their qualifications, are considered qualified to perform this important function.

Audit Committee Report

The Audit Committee assists the Company’s Board of Directors in overseeing the integrity of the Company’s financial statements, including its system of internal controls, and the quality of its internal and external audit process. The Audit Committee currently comprises four independent directors and operates under a written charter, which is available on the Company’s Web site at www.primusguaranty.com and was attached to the Company’s Proxy Statement for 2005 as Appendix A. In discharge of its responsibilities, the Audit Committee held six meetings in 2010. These were in-person meetings that usually included separate executive sessions of the Audit Committee with the independent auditors, the Company’s internal auditor and management.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2010. Ernst & Young LLP, the Company’s independent registered public accounting firm for 2010, is responsible for expressing an opinion on the Company’s audited consolidated financial statements. The Audit Committee has discussed with Ernst &Young LLP the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), rules of the U.S. Securities and Exchange Commission, and other applicable regulations and professional standards. In addition, the Audit Committee has discussed with Ernst & Young LLP the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC. The Committee has also selected Ernst & Young LLP as the Company’s independent auditors for 2011 and is presenting the matter to the shareholders of the Company for approval.

Audit Committee
John A. Ward, III, Chairman
Paul S. Giordano
Thomas J. Hartlage
James H. MacNaughton

Fees of the Independent Auditors

The following table shows the total fees (in thousands) paid or accrued by the Company for audit and other services provided by Ernst & Young LLP for the fiscal years ended December 31, 2010 and 2009.

	2010	2009

Audit fees	$1,082	$875
Audit-related fees	95	20
Tax fees	0	0
All other fees	0	20

Total	$1,177	$915

Audit Fees

“Audit fees” paid to Ernst & Young LLP primarily represent compensation for professional services they rendered for the audits of the consolidated financial statements of the Company, and for quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees

“Audit-related fees” incurred in the fiscal year ended December 31, 2010 related to accounting consultations regarding financial accounting and reporting standards. “Audit-related fees” incurred in the fiscal year ended December 31, 2009 related to the completion of the agreed-upon procedures for one of the Company’s principal operating subsidiaries, Primus Financial.

Tax Fees

There were no fees in the “tax fees” category for the fiscal years ended December 31, 2010 and December 31, 2009.

All Other Fees

There were no “other fees” paid to Ernst & Young LLP in the fiscal year ended December 31, 2010. “All other fees” paid to Ernst & Young LLP in the fiscal year ended December 31, 2009 were compensation for advisory services related to possible expansion of the Company’s business in the insurance industry.

In addition to the fees described above paid by the Company, Ernst & Young LLP also provides services to, and receives fees from, certain CLOs managed or sub-advised by CypressTree. The fees paid to Ernst & Young LLP by these CLOs for these services were $71,948 and $72,603 for the fiscal years ended December 31, 2010 and December 31, 2009, respectively.

The Audit Committee has adopted policies and procedures which require that the Audit Committee pre-approve all non-audit services that may be provided to the Company by its independent auditors. The Audit Committee approved 100% of the non-audit services described above and paid by the Company and determined that the provision of such services is compatible with maintaining the independence of Ernst & Young LLP.

All of the hours expended in the engagement of Ernst & Young LLP to audit the financial statements of the Company for the fiscal years ended December 31, 2010 and December 31, 2009 were attributable to work performed by full-time, permanent employees of Ernst & Young LLP.

A representative of Ernst & Young LLP is expected to be present at the Annual General Meeting and to be available to respond to appropriate questions. The representative will have an opportunity to make a statement if he or she so desires.

The Audit Committee and the Board of Directors recommend that the shareholders vote FOR the appointment of Ernst & Young LLP and the authorization of the Audit Committee to set their remuneration.

OTHER MATTERS

Registered and Principal Executive Offices

The registered office of the Company is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, and the telephone number there is +1(441) 296-0519. The offices of the Company’s principal operating subsidiaries, Primus Financial and Primus Asset Management, are located at 360 Madison Avenue, 25th Floor, New York, NY 10017, and their telephone number is +1 (212) 697-2227.

Shareholder Proposals for the 2012 Annual General Meeting of Shareholders

In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s Annual General Meeting of Shareholders must be received by the Company no later than December 17, 2011. Such proposals should be sent to the Company’s Secretary at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Attention: Secretary. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and the Company’s Bye-laws, and must be a proper subject for shareholder action under Bermuda law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with U.S. federal proxy rules, Bermuda law and other legal requirements, without seeking to have the proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Bermuda law provides that only Company shareholders holding at least 5 percent of the total voting rights or 100 or more registered Company shareholders together may require a proposal to be submitted to an annual general meeting. Generally, notice of such a proposal must be deposited at the registered office of the Company not less than six weeks before the date of the meeting, unless the meeting is subsequently called for a date six weeks or less after the notice has been deposited. Under Rule 14a-4 of the SEC under the Exchange Act, proxies may be voted on matters properly brought before the meeting under these procedures in the discretion of the Chairman without additional proxy statement disclosure about the matter unless the Company is notified about the matter at least 45 days before the first anniversary of the date on which this proxy statement is first mailed to shareholders and the proponents otherwise satisfy the requirements of Rule 14a-4. The deadline under Rule 14a-4 for next year’s Annual General Meeting of Shareholders is February 16, 2012.

SEC Reports

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, are available free of charge on the Company’s Web site at www.primusguaranty.com under the heading “Investor Relations — Financial Reporting — SEC Filings” or by

writing to Primus Guaranty, Ltd. at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, or to Nicole Stansell, Investor Relations Officer, c/o Primus Asset Management, Inc., 360 Madison Avenue, 25th Floor, New York, NY 10017, or via e-mail at nstansell@primusguaranty.com.

General

The enclosed proxy is solicited on behalf of the Company’s Board. Unless otherwise directed, proxies held by the Chief Executive Officer, Chief Financial Officer or General Counsel will be voted at the Annual General Meeting or any adjournment or postponement thereof FOR the election of all nominees to the Board named on the proxy card and FOR the appointment of the independent auditors and authorizing the Audit Committee of the Board to set their remuneration. If any matter other than those described in this Proxy Statement properly comes before the Annual General Meeting, or with respect to any adjournment or postponement thereof, the proxies will vote the Common Shares represented by such proxies in accordance with their discretion.

Please vote all of your Common Shares. Beneficial shareholders sharing an address who are receiving multiple copies of the proxy materials and Annual Reports on Form 10-K should contact their broker, custodian bank or other nominee to request that in the future only a single copy of each document be mailed to all shareholders at the shared address. In addition, if you are the beneficial owner, but not the record holder, of Common Shares, your broker, custodian bank or other nominee may deliver only one copy of this Proxy Statement and the 2010 Annual Report on Form 10-K to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the 2010 Annual Report on Form 10-K to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate copy of the proxy statement, any Annual Report and any Annual Report on Form 10-K, now or in the future, should submit their request to the Company by telephone at +1 (441) 296-0519 or by submitting a written request to Primus Guaranty, Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, attention: Secretary.

PRIMUS GUARANTY, LTD.
c/o PRIMUS ASSET MANAGEMENT, INC.
360 MADISON AVENUE, 25TH FLOOR
NEW YORK, NY 10017
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees

01 Richard Claiden 02 Michael M. Sullivan

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

2.	To appoint Ernst & Young LLP as the Company’s independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.						☐	☐	☐

NOTE: To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

PRIMUS GUARANTY, LTD.
Annual Meeting of Shareholders
May 17, 2011 12:00 P.M. Eastern Time
This proxy is solicited by the Board of Directors
Proxy card for use at the 2011 Annual General Meeting or any adjournment thereof (the “Meeting”) of Shareholders of Primus Guaranty, Ltd., a company organized under the laws of Bermuda (the “Company”), to be held on May 17, 2011 at 12:00 P.M. Eastern Time, at Sheraton Gateway Hotel in the Toronto International Airport, Terminal 3, Toronto, Ontario L5P IC4, Canada.
The person signing on the reverse side of this card, being a holder of common shares of the Company, hereby appoints as his/her proxy at the Meeting, Richard Claiden, Christopher N. Gerosa or Vincent B. Tritto, or any of them, with full power of substitution and re-substitution and directs such proxy to vote (or abstain from voting) at the Meeting all of his or her common shares as indicated on the reverse of this card or, to the extent that no such indication is given, to vote as set forth herein, and authorized such proxy to vote in his discretion on such other business as may properly come before the Meeting.
Please indicate on the reverse side of this card how the common shares represented by this proxy are to be voted. If this card is returned duly signed but without any indication as to how the commons shares are to be voted in respect of any of the resolutions described on the reverse, the shareholder will be deemed to have directed the proxy to vote FOR the election of all nominees to the Board of Directors and FOR Proposal Two.
Continued and to be signed on reverse side